Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

EXPEDIA GROUP, INC.,

LEMS II INC.,

LEMS I LLC

and

LIBERTY EXPEDIA HOLDINGS, INC.

Dated as of April 15, 2019

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 15, 2019, by and among Expedia Group, Inc., a Delaware corporation (“Parent”), LEMS I LLC, a single member Delaware limited liability company and Wholly Owned Subsidiary of Parent (“Merger LLC”), LEMS II Inc., a Delaware corporation and a Wholly Owned Subsidiary of Merger LLC (“Merger Sub”), and Liberty Expedia Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Parties intend that Merger Sub shall merge with and into the Company (the “Merger”), on the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (“DGCL”), with the Company surviving the Merger as the Surviving Corporation;

WHEREAS, the Merger shall be immediately followed by a merger of the Surviving Corporation with and into Merger LLC (the “Upstream Merger”, and together with the Merger, the “Combination”), in accordance with Section 267 of the DGCL and Section 18-209(i) of the Delaware Limited Liability Company Act (the “LLC Act”), with Merger LLC surviving the Upstream Merger as the Surviving Company;

WHEREAS, the Merger shall be mutually interdependent with and a condition precedent to the Upstream Merger and the Upstream Merger shall be effected immediately following the Effective Time in accordance with the DGCL and the LLC Act;

WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) the Company, Parent, The Diller Foundation d/b/a The Diller – von Furstenberg Family Foundation (the “DVF Family Foundation”) and Barry Diller, an individual (“Diller”), are entering into an Exchange Agreement (the “Diller Exchange Agreement”), pursuant to which, among other things, immediately prior to the Closing, Diller and, if the DVF Family Foundation so elects, the DVF Family Foundation, will exchange with the Company and/or LEXEB, LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of the Company (“LEXEB LLC”), shares of Parent Common Stock for shares of Parent Class B Common Stock and (ii) Parent and Diller are entering into the New Governance Agreement, setting forth certain agreements between Diller and Parent, effective following the Effective Time;

WHEREAS, each of the BD Exchange and, subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, the effectiveness of the New Governance Agreement shall be mutually interdependent with and a condition precedent to the Merger and the Upstream Merger;

WHEREAS, the Company, Qurate Retail, Inc., a Delaware corporation (f/k/a Liberty Interactive Corporation) (“Qurate”), John C. Malone, an individual (“Malone”), Leslie Malone, an individual (“Mrs. Malone”, and together with Malone, the “Malone Group”) and Diller, previously entered into an Amended and Restated Transaction Agreement, dated as of September 22, 2016, as amended by the letter agreement dated March 6, 2018 (the “Pre-Amendment Transaction Agreement”), which Pre-Amendment Transaction Agreement was further amended (as so amended, the “Transaction Agreement”) by the Transaction Agreement Amendment, entered into on the date hereof prior to the execution of this Agreement, among the parties to the Pre-Amendment Transaction Agreement;

WHEREAS, Parent, Qurate and Diller have entered into the Amended and Restated Governance Agreement, dated as of December 20, 2011 (the “Governance Agreement”), as assigned to the Company pursuant to the Assignment and Assumption of Governance Agreement, dated as of November 4, 2016 (the “Governance Agreement Assignment”, and the Governance Agreement as so assigned pursuant to the Governance Agreement Assignment, the “Assigned Governance Agreement”), by and among Parent, Qurate, LEXE Marginco, LEXEB LLC, Diller and the Company;

WHEREAS, Qurate and Diller have entered into the Amended and Restated Stockholders Agreement, dated as of December 20, 2011 (the “Stockholders Agreement”), as assigned to the Company pursuant to the Assignment and Assumption of Stockholders Agreement, dated as of November 4, 2016 (the “Stockholders Agreement Assignment”), by and among the Company, LEXE Marginco, LEXEB LLC, Qurate and Diller, and as amended by Amendment No. 1 to Stockholders Agreement, dated as of November 4, 2016 (the “Stockholders Agreement Amendment”, and the Stockholders Agreement as so assigned pursuant to the Stockholders Agreement Assignment and as so amended by the Stockholders Agreement Amendment, the “Assigned and Amended Stockholders Agreement”), by and between the Company and Diller (each on behalf of itself or himself, as applicable, and the members of their respective Stockholder Group (as defined in the Stockholders Agreement as assigned pursuant to the Stockholders Agreement Assignment));

WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) the Company, LEXE Marginco, LEXEB LLC and Diller are entering into an agreement, which provides for, effective upon the Closing, the termination of the Assigned and Amended Stockholders Agreement (the “Stockholders Agreement Termination Agreement”), (ii) Parent, the Company, LEXE Marginco, LEXEB LLC and Diller are entering into an agreement, which provides for, effective upon the Closing, the termination of the Assigned Governance Agreement (the “Governance Agreement Termination Agreement”) and (iii) Diller and Qurate are entering into an agreement, which provides for, effective upon the Closing, the termination of the Letter Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, the Malone Group is entering into a Voting Agreement with Parent, a copy of which is attached as Exhibit A hereto (the “Voting Agreement”);

WHEREAS, pursuant to Section 3.3 of the Stockholders Agreement, Qurate granted to Diller the Liberty Proxy (as defined in the Stockholders Agreement and as assigned to the Company pursuant to the Stockholders Agreement Assignment), which was subsequently assigned by Diller to the Company pursuant to the terms of the Assignment Agreement, dated as of November 4, 2016, by and between Diller and the Company (such assignment, the “Diller Assignment”);

WHEREAS, Diller and the Malone Group previously were parties to the Proxy and Voting Agreement, dated as of November 4, 2016 (the “Malone Proxy”);

WHEREAS, pursuant to Amendment No. 2 to Transaction Agreement, dated April 15, 2019, by and among the parties to the Pre-Amendment Transaction Agreement (the “Transaction Agreement Amendment”), each of the Diller Assignment and the Malone Proxy was terminated in accordance with (x) the terms set forth in such documents and (y) the terms of the Transaction Agreement, and is of no further force and effect;

WHEREAS, as of the date hereof, the Company beneficially owns 11,076,672 shares of Parent Common Stock and 12,799,999 shares of Parent Class B Common Stock, representing all of the outstanding shares of Parent Class B Common Stock;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has established a special committee thereof consisting only of independent and disinterested directors (the “Special Committee”) to, among other things, consider and negotiate the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby;

WHEREAS, the Special Committee has unanimously (i) determined that the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (other than Diller, the Company, and each of their respective Affiliates) and (ii) resolved to recommend that the Parent Board approve and declare advisable the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby (including for purposes of Section 203 of the DGCL as described below);

WHEREAS, the Parent Board, upon the unanimous recommendation of the Special Committee, has (i) determined that the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (other than Diller, the Company, and each of their respective Affiliates), (ii) approved and declared advisable the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby, and (iii) approved the Transaction Documents and the New Governance Agreement, as applicable, for purposes of Section 203 of the DGCL;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has established a Transaction Committee (the “Transaction Committee”) consisting solely of the Common Stock Directors (as defined in the Restated Certificate of Incorporation of the Company, dated as of November 4, 2016, as in effect on the date hereof (the “Company Charter”)) of the Company Board to, among other thing, consider and negotiate the Transaction Documents and the transactions contemplated hereby and thereby;

WHEREAS, the Transaction Committee has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement), (iii) resolved to recommend that the Company Board approve and declare advisable the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) and submit this Agreement to the Company Stockholders for adoption and (iv) approved the Transaction Documents and the Voting Agreement, and the transactions contemplated hereby and thereby (including the transactions contemplated by the New Governance Agreement), for purposes of Section 203 of the DGCL;

WHEREAS, the Company Board, based on the unanimous recommendation of the Transaction Committee, has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement), (iii) directed that this Agreement be submitted to the Company Stockholders for adoption, (iv) resolved to recommend that the Company Stockholders approve the adoption of this Agreement and (v) approved the Transaction Documents and the Voting Agreement, and the transactions contemplated hereby and thereby (including the transactions contemplated by the New Governance Agreement), for purposes of Section 203 of the DGCL;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved to recommend that the sole stockholder of Merger Sub approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption;

WHEREAS, the sole member of Merger LLC has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Merger LLC and its sole member, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) taken or will take all action as is necessary or advisable to cause Merger LLC to authorize the Upstream Merger in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the LLC Act; and

WHEREAS, the Merger and the Upstream Merger are being undertaken pursuant to a single integrated plan, and for U.S. federal income tax purposes, it is intended that (a) the Combination shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement shall constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1  Certain Definitions.  As used in this Agreement, the following terms will have the following meanings unless the context otherwise requires:

“2016 Opinion” means the opinion of Skadden filed by the Company with the SEC on November 4, 2016 as Exhibit 8.1 to Post-Effective Amendment No. 1 to Form S-1 on Form S-4 (Registration No. 333-210377).

“Action” means any claim, audit, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority or otherwise.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person, for so long as such Person remains so affiliated to the specified Person. For purposes of this definition, (a) natural persons shall not be deemed to be Affiliates of each other, (b) no member of the Malone Group shall be deemed to be an Affiliate of the Company, Parent or Diller or their respective Affiliates, (c) none of Qurate, the Company, Parent or Diller shall be deemed to be Affiliates of each other or their respective Affiliates (provided, that, following the completion of the Merger, the Surviving Corporation (and, following the completion of the Upstream Merger, the Surviving Company) and Parent will be Affiliates), (d) none of the Company Specified Persons shall be deemed to be an Affiliate of the Company and (e) none of IAC/InterActiveCorp or trivago N.V. shall be deemed to be an Affiliate of Parent or Diller.  For purposes of this Agreement, unless otherwise specified, prior to the Effective Time, neither Parent nor any of its Subsidiaries will be deemed to be Affiliates of the Company or any of the Company’s Subsidiaries, whether or not they otherwise would be Affiliates of the Company or any of the Company’s Subsidiaries under the foregoing definition and vice versa.

“Agreement” has the meaning specified in the preamble.

“Alternative Company Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or other similar transaction involving the Company which would result in any Person (or the stockholders or equityholders of any such Person) owning twenty-five percent (25%) or more of the aggregate outstanding equity securities of the Company (or the surviving or resulting entity) or securities representing twenty-five (25%) or more of voting power of the Company (or the surviving or resulting entity), (b) any direct or indirect sale, lease, exchange, transfer or other disposition to, or acquisition or purchase by, any Person, in a single transaction or a series of related transactions, of assets or properties of the Company and its Subsidiaries that constitute twenty-five percent (25%) or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, by any Person of twenty-five percent (25%) or more of the aggregate outstanding equity securities or securities representing twenty-five (25%) or more of voting power of the Company or (d) any other transaction having a similar effect to those described in any of clauses (a), (b) or (c), in each case, other than the transactions contemplated hereby; provided, that, for the avoidance of doubt, all references to “Person” in this definition shall include any Group of Persons.

“Alternative Company Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Parent or an Affiliate of Parent), for an Alternative Company Transaction.

“Amended Company Notice Period” has the meaning specified in Section 5.3(e)(ii).

“Annual Adjustment” has the meaning specified in Section 5.1(h).

“Assigned and Amended Stockholders Agreement” has the meaning specified in the recitals.

“Assigned Governance Agreement” has the meaning specified in the recitals.

“Baker Botts” means Baker Botts L.L.P.

“BD Exchange” has the meaning specified in the Diller Exchange Agreement.

“beneficial owner”, “beneficial ownership”, “beneficially owns” and “owns beneficially” have the meaning given such terms in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of capital stock or other equity security which is then entitled to vote generally in the election of directors shall be calculated in accordance with the provisions of such Rule; provided, however, that, for purposes of determining beneficial ownership, (a) a Person shall be deemed to be the beneficial owner of any Equity which may be acquired by such Person (disregarding any legal impediments to such beneficial ownership), whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities issued by a Person, (b) no Person shall be deemed to beneficially own any Equity solely as a result of such Person’s execution of any Collective Agreement (including by virtue of holding a proxy with respect to, or right to acquire, any shares) or such Person’s filing of any reports, forms or schedules with the SEC in connection with any of the matters contemplated hereby or thereby, (c) no member of the Malone Group will be deemed to beneficially own any Equity held by The Tracy M. Amonette Trust A (also known as The Tracy L. Neal Trust A) or The Evan D. Malone Trust A, unless and until a member of the Malone Group exercises its right of substitution and acquires such Equity from The Tracy M. Amonette Trust A (also known as The Tracy L. Neal Trust A) or The Evan D. Malone Trust A, respectively, (d) no member of the Diller Stockholder Group (as defined in the Assigned and Amended Stockholders Agreement) will be deemed to beneficially own any Parent Common Shares owned by the Liberty Stockholder Group (as defined in the Assigned and Amended Stockholders Agreement) as a result of any right to purchase or otherwise acquire or to vote the Parent Common Shares owned by the Liberty Stockholder Group pursuant to the Assigned and Amended Stockholders Agreement and (e) no member of the Liberty Stockholder Group will be deemed to beneficially own any Parent Common Shares owned by the Diller Stockholder Group as a result of any right to purchase or otherwise acquire or to vote the Parent Common Shares owned by the Diller Stockholder Group pursuant to the Assigned and Amended Stockholders Agreement.

“Book Entry Shares” has the meaning specified in Section 2.6(a)(ii).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Certificate” has the meaning specified in Section 2.6(a)(ii).

“Certificate of Merger” means a certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, Section 251(c) of the DGCL, a form of which is attached hereto as Exhibit B.

“Closing” has the meaning specified in Section 2.4.

“Closing Date” has the meaning specified in Section 2.4.

“Closing Split-Off Tax Opinion Representation Letters” means the Company Closing Split-Off Tax Opinion Representation Letter, the Parent Closing Split-Off Tax Opinion Representation Letter, the Diller Closing Representation Letter, the Malone Closing Representation Letter and the Qurate Closing Representation Letter.

“Closing Split-Off Tax Opinion Representations” means the representations in the Closing Split-Off Tax Opinion Representation Letters.

“Code” has the meaning specified in the recitals.

“Collective Agreements” means the Governance Instruments and the Transaction Documents.

“Combination” has the meaning specified in the recitals.

“Common Stock Directors” has the meaning specified in the recitals.

“Company” has the meaning specified in the preamble.

“Company Adverse Recommendation Change” has the meaning specified in Section 5.3(d).

“Company Board” has the meaning specified in the recitals.

“Company Bylaws” means the Bylaws of the Company, as in effect on the date hereof.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter” has the meaning specified in the recitals.

“Company Closing Split-Off Tax Opinion Representation Letter” means a representation letter substantially in the form of the Company Signing Split-Off Tax Opinion Representation Letter, with such changes, updates or refinements, agreed to by the Company and Company Split-Off Tax Counsel (and, with respect to material changes, updates or refinements, with the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)), as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing, to be executed by the Company, dated and effective as of the Closing Date, delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Closing Tax Opinion.

“Company Common Stock” means the Company Series A Common Stock, the Company Series B Common Stock and the Company Series C Common Stock.

“Company Director” means any Liberty Director (as defined in the Assigned Governance Agreement).

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employee” means an employee of the Company or any of its Subsidiaries.

“Company Equity Awards” means the Company Stock Options, the Company RSU Awards and the Company Restricted Stock.

“Company ERISA Affiliate” has the meaning specified in the definition of the term “Company Plan”.

“Company Financial Statements” has the meaning specified in Section 3.6(b).

“Company Intellectual Property” means the Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries.

“Company Intervening Event” means any fact, event, change, development or circumstance not known or reasonably foreseeable (or the consequences of which (or the magnitude of which) were not known or reasonably foreseeable) by the Company Board as of the date hereof, which fact, event, change, development or circumstance (or consequences of which (or the magnitude of which)) becomes known to the Company Board prior to the Company Stockholder Approval and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, that, in no event shall (i) the receipt, existence or terms of any Alternative Company Transaction Proposal or (ii) any fact, event, change, development or circumstance to the extent relating to Parent or any of its Subsidiaries or Diller constitute a Company Intervening Event.

“Company Material Contract” has the meaning specified in Section 3.20(a).

“Company Notice Period” has the meaning specified in Section 5.3(e)(ii).

“Company Owned Parent Shares” has the meaning specified in Section 3.22.

“Company Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (“Company ERISA Affiliate”), that together with the Company would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any employee, director or former employee or director of the Company or any of its Subsidiaries.

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Recourse Related Party” has the meaning specified in Section 7.3(c).

“Company Reorganization Tax Counsel” has the meaning specified in Section 6.3(d).

“Company Reorganization Tax Opinion” means (a) the tax opinion, dated as of the Closing Date, referred to in Section 6.3(d) and (b) if required in connection with the filing of the Registration Statement, the opinion as to the material U.S. federal income tax consequences of the Combination, to be delivered by Company Reorganization Tax Counsel for purposes of the Registration Statement including the Proxy Statement.

“Company Reorganization Tax Opinion Representation Letter” means the representation letter substantially in the form of Exhibit C, with such changes, updates or refinements, agreed to by Parent, the Company, Parent Tax Counsel and Company Reorganization Tax Counsel, as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing, to be executed by the Company, and dated and effective as of the Closing Date (and if applicable, as of the date of any Reorganization Tax Opinions to be delivered in connection with the Registration Statement), delivered to each of the tax counsel providing the Reorganization Tax Opinions as a condition to, and in connection with, the issuance of the Reorganization Tax Opinions.

“Company Restricted Stock” means a restricted share of Company Common Stock.

“Company RSU Award” means an award of restricted stock units corresponding to shares of Company Common Stock.

“Company SEC Documents” has the meaning specified in Section 3.6(a).

“Company Series A Common Stock” means the Series A common stock, par value $0.01 per share, of the Company.

“Company Series B Common Stock” means the Series B common stock, par value $0.01 per share, of the Company.

“Company Series C Common Stock” means the Series C common stock, par value $0.01 per share, of the Company.

“Company Signing Split-Off Tax Opinion Representation Letter” means the representation letter executed by the Company prior to the execution of this Agreement, dated and effective as of the date hereof, and delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Signing Tax Opinion.

“Company Specified Persons” means the Persons listed on Section 1.1(a) of the Company Disclosure Letter.

“Company Split-Off Tax Counsel” has the meaning specified in Section 6.1(g).

“Company Split-Off Tax Opinion Representation Letters” means the Company Signing Split-Off Tax Opinion Representation Letter and the Company Closing Split-Off Tax Opinion Representation Letter.

“Company Stock Option” means a stock option to purchase shares of Company Common Stock.

“Company Stock Plans” means the Liberty Expedia Holdings, Inc. 2016 Omnibus Incentive Plan and the Liberty Expedia Holdings, Inc. Transitional Stock Adjustment Plan.

“Company Stockholder” means a holder of Company Common Stock.

“Company Stockholder Approval” has the meaning specified in Section 3.4(a).

“Company Stockholders Meeting” has the meaning specified in Section 5.4(a).

“Company Tax Opinion Representations” means the representations in the Company Reorganization Tax Opinion Representation Letter and the Company Split-Off Tax Opinion Representation Letters.

“Company Termination Fee” has the meaning specified in Section 7.3(a).

“Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Confidentiality Agreement” has the meaning specified in Section 5.5(d).

“Continuing Vitalize Employee” has the meaning specified in Section 5.21(a).

“Contract” means any legally binding written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Contribution” has the meaning specified in the Reorganization Agreement.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by contract or credit arrangement or otherwise.

“Convertible Securities” means, with respect to any Person, (a) any securities that are convertible into or exercisable or exchangeable for any shares of any class or series of equity securities of such Person, whether upon conversion, exercise, or exchange, pursuant to antidilution provisions of such securities or otherwise (other than, for purposes of this Agreement, the Parent Class B Common Stock or the Company Series B Common Stock), and (b) any subscriptions, options, rights, warrants or calls (or any similar securities) or agreements or arrangements of any character, in each case to acquire equity securities of such Person; provided, that, the definition of “Convertible Securities” will not include the securities or agreements or arrangements set forth on Section 1.1 of the Parent Disclosure Letter.

“Covered Person” means the Persons listed on Section 1.1(a) of the Company Disclosure Letter.

“D&O Insurance” has the meaning specified in Section 5.11(b).

“D&O Tail” has the meaning specified in Section 5.11(b).

“Data Security Requirements” means all applicable Laws to the extent relating to the collection, processing and control of Personal Data (including the Regulation (EU) 2016/679 of The European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (the “General Data Protection Regulation” or “GDPR”) and the Regulation of the European Parliament and of the Council concerning the respect for private life and the protection of personal data in electronic communications and repealing Directive 2002/58/EC).

“Delaware Courts” has the meaning specified in Section 8.10.

“DGCL” has the meaning specified in the recitals.

“Diller” has the meaning specified in the recitals.

“Diller Assignment” has the meaning specified in the recitals.

“Diller Closing Representation Letter” means the representation letter substantially in the form of the Diller Signing Representation Letter with such changes, updates or refinements, agreed to by Diller and Company Split-Off Tax Counsel (and, with respect to material changes, updates or refinements, with the consent of the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed)), as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing to be executed by Diller, dated and effective as of the Closing Date, delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Closing Tax Opinion.

“Diller Exchange Agreement” has the meaning specified in the recitals.

“Diller Signing Representation Letter” means the representation letter executed by Diller prior to the execution of this Agreement, dated and effective as of the date hereof, and delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Signing Tax Opinion.

“Distribution” has the meaning specified in the Tax Sharing Agreement.

“Drop Dead Date” has the meaning specified in Section 7.1(b)(i).

“DVF Family Foundation” has the meaning specified in the recitals.

“Effective Time” has the meaning specified in Section 2.3(a).

“Encumbrance” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, title retention device, restriction, covenant, title defect, assignment, adverse claim, restriction, encumbrance, option, right of first refusal or first offer, preemptive right or security interest of any kind or nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities Laws).

“Environmental Law” means any applicable Law relating to the protection of the environment (including ambient air, surface water, groundwater or land) or pollution, including any Law relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

“Equity” means any and all shares of capital stock of the applicable Person and Convertible Securities of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all regulations promulgated thereunder.

“Errors and Omissions Insurance” has the meaning specified in Section 5.23.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning specified in Section 2.7(a).

“Exchange Fund” has the meaning specified in Section 2.7(a).

“Exchange Ratio” means 0.360.

“Exchangeable Debentures” means one or more 1.0% Exchangeable Senior Debentures due 2047, issued by the Company pursuant to the Exchangeable Debentures Indenture.

“Exchangeable Debentures Indenture” means that certain Indenture, dated as of June 13, 2017, between the Company and U.S. Bank National Association, as in effect on the date hereof.

“Extended Date” has the meaning specified in Section 5.11(a).

“FDA” has the meaning specified in Section 3.11(a).

“Food Authorities” has the meaning specified in Section 3.11(a).

“FTC” has the meaning specified in Section 3.11(a).

“GAAP” means United States generally accepted accounting principles.

“GCIL” means GCI Liberty, Inc., a Delaware corporation.

“Governance Agreement” has the meaning specified in the recitals.

“Governance Agreement Assignment” has the meaning specified in the recitals.

“Governance Agreement Termination Agreement” has the meaning specified in the recitals.

“Governance Instruments” means the Transaction Agreement, the Company Charter, the Company Bylaws, the Transaction Agreement Amendment, the Diller Assignment, the Malone Proxy, the Governance Agreement, the Governance Agreement Assignment, the Stockholders Agreement, the Stockholders Agreement Assignment, the Stockholders Agreement Amendment and the Letter Agreement.

“Government Shutdown” means the shutdown of any and all United States federal government services provided by any of the SEC, the United States Federal Trade Commission and/or the United States Department of Justice.

“Governmental Authority” means any supranational, national, federal, state, county, local or municipal government, or other political subdivision thereof, or any court, tribunal or arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, domestic or foreign; provided, that, such term shall not include any stock exchange or listing company.

“Governmental Permit” means any consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of such entity’s business or the holding of any of its material assets or properties.

“Group” has the meaning ascribed to such term in Section 13(d)(3) of the Exchange Act.

“Hazardous Substance” means any substance, material or waste that is regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic,” “radioactive” or similar item, including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (a) all liabilities or other obligations (including all obligations in respect of principal, accrued interests, penalties, fees and premiums) of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (iii) in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments (whether or not negotiable) issued for the account of such Person, regardless of whether drawn upon, (iv) created or arising under conditional sale or other title retention agreement with respect to property acquired or issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business consistent with past practice), (v) in respect of any securitization transaction, (vi) consisting of net obligations of any interest rate, currency or commodity hedging arrangements or (vii) relating to a lease obligation required to be capitalized under GAAP or attributable to sale/leaseback transactions of such Person; and (b) every obligation of others of the kind described in the preceding clause (a) that such Person has guaranteed, that is secured by an Encumbrance on any asset of such Person or that is otherwise such Person’s legal obligation.  Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (w) trade accounts payable, deferred revenues, liabilities associated with customer prepayments, in each case, incurred in the ordinary course of business, (x) operating leases, (y) customary obligations under employment agreements and deferred compensation and (z) prepaid or deferred revenue and deferred tax liabilities.

“Indemnified Parties” has the meaning specified in Section 5.11(a).

“Independent Committee” means the Special Committee and any successor committee of the Parent Board consisting only of independent and disinterested (including by virtue of being independent of each of Diller, the Company and each of their respective Affiliates (ignoring for this purpose the second sentence of the definition thereof)) members of the Parent Board.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, and all corresponding rights: (a) inventions (whether or not patentable or reduced to practice), all improvements thereto and all patents and industrial designs, patent and industrial design applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (b) trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, social media handle registrations and all other indicia of origin, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (c) works of authorship (whether or not copyrightable), copyrights, mask works, computer programs, database rights and moral rights, and all applications, registrations, and renewals in connection therewith; (d) trade secrets; (e) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; and (f) rights in software.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment or systems to the extent used in the business of the Company and its Subsidiaries.

“Joinder Agreements” mean the Transaction Agreement Joinder, the Reorganization Agreement Joinder and the Tax Sharing Agreement Joinder.

“Law” means all foreign, federal, state, provincial, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.

“Letter Agreement” means that certain letter agreement, dated as of November 4, 2016, from Diller to Qurate, delivered in connection with the Split-Off pursuant to the last sentence of Section 5.1 of the Stockholders Agreement.

“LEXE Marginco” has the meaning specified in the recitals.

“LEXEB LLC” has the meaning specified in the recitals.

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or Order and those arising under any Contract.

“Liberty Ventures Common Stock” means, collectively, the Series A Liberty Ventures Common Stock and the Series B Liberty Ventures Common Stock.

“LLC Act” has the meaning specified in the recitals.

“LMC” means Liberty Media Corporation, a Delaware corporation.

“LMC Letter Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among Parent, the Company, LMC, Liberty Citation, Inc., Liberty Denver Arena LLC and Liberty Property Holdings, Inc.

“Malone” has the meaning specified in the recitals.

“Malone Closing Representation Letter” means the representation letter substantially in the form of the Malone Signing Representation Letter with such changes, updates or refinements, agreed to by Malone and Company Split-Off Tax Counsel (and, with respect to material changes, updates or refinements, with the consent of the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed)), as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing to be executed by Malone, dated and effective as of the Closing Date, delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Closing Tax Opinion.

“Malone Group” has the meaning specified in the recitals.

“Malone Proxy” has the meaning specified in the recitals.

“Malone Signing Representation Letter” means the representation letter executed by Malone prior to the execution of this Agreement, dated and effective as of the date hereof, and delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Signing Tax Opinion.

“Merger” has the meaning specified in the recitals.

“Merger Consideration” has the meaning specified in Section 2.6(a)(ii)(2).

“Merger LLC” has the meaning specified in the preamble.

“Merger Sub” has the meaning specified in the preamble.

“Merger Sub Board” has the meaning specified in the recitals.

“Moelis” means Moelis & Company LLC.

“Mrs. Malone” has the meaning specified in the recitals.

“NASDAQ” means The Nasdaq Stock Market LLC.

“Net Share” means, with respect to a Company Stock Option, the quotient obtained by dividing (a) the product of (i) the excess, if any, of the Per Share Cash Equivalent Consideration over the per share exercise price of such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, by (b) the Per Share Cash Equivalent Consideration.

“Necessary Information” has the meaning specified in Section 5.20(c).

“New Governance Agreement” has the meaning specified in the Diller Exchange Agreement, dated as of the date hereof and without any amendment or other modification thereto, except as permitted by this Agreement.

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Other Interests” has the meaning specified in Section 3.3(c).

“Parent” has the meaning specified in the preamble.

“Parent Board” has the meaning specified in the recitals.

“Parent Bylaws” means the Bylaws of Parent, as in effect on the date hereof.

“Parent Charter” means the Restated Certificate of Incorporation of Parent, effective as of March 26, 2018, as in effect on the date hereof.

“Parent Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Parent.

“Parent Closing Split-Off Tax Opinion Representation Letter” means a representation letter substantially in the form of the Parent Signing Split-Off Tax Opinion Representation Letter with such changes, updates or refinements, agreed to by Parent and Company Split-Off Tax Counsel (and, with respect to material changes, updates or refinements, with the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed)), as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing to be executed by Parent, dated and effective as of the Closing Date, delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Closing Tax Opinion.

“Parent Common Shares” means shares of Parent Common Stock and Parent Class B Common Stock.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement.

“Parent Equity Awards” means the Parent Stock Options, the Parent RSUs, the Parent SARs and the Share Units.

“Parent Financial Statements” has the meaning specified in Section 4.5(b).

“Parent Offer” has the meaning specified in Section 5.3(e)(ii).

“Parent Plan” means each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Parent or by any trade or business, whether or not incorporated, that together with Parent would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any employee, director or former employee or director of Parent or any of its Subsidiaries.

“Parent Preferred Stock” means the preferred stock, par value $0.001 per share, of Parent.

“Parent Reorganization Tax Opinion” means (a) the tax opinion, dated as of the Closing Date, referred to in Section 6.2(d) and (b) if required in connection with the filing of the Registration Statement, the opinion as to the material U.S. federal income tax consequences of the Combination, to be delivered by Parent Tax Counsel for purposes of the Registration Statement including the Proxy Statement.

“Parent Reorganization Tax Opinion Representation Letter” means the representation letter substantially in the form of Exhibit D, with such changes, updates or refinements, agreed to by Parent, the Company, Parent Tax Counsel and Company Reorganization Tax Counsel, as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing, to be executed by Parent, and dated and effective as of the Closing Date (and if applicable, as of the date of any Reorganization Tax Opinions to be delivered in connection with the Registration Statement), delivered to each of the tax counsel providing the Reorganization Tax Opinions as a condition to, and in connection with, the issuance of the Reorganization Tax Opinions.

“Parent Restricted Stock” means restricted shares of Parent Common Stock.

“Parent RSUs” means restricted stock units with respect to shares of Parent Common Stock.

“Parent SARs” means stock appreciation rights corresponding to shares of Parent Common Stock.

“Parent SEC Documents” has the meaning specified in Section 4.5(a).

“Parent Signing Split-Off Tax Opinion Representation Letter” means the representation letter executed by Parent prior to the execution of this Agreement, dated and effective as of the date hereof, and delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Signing Tax Opinion.

“Parent Split-Off Tax Opinion Representation Letters” means the Parent Signing Split-Off Tax Opinion Representation Letter and the Parent Closing Split-Off Tax Opinion Representation Letter.

“Parent Stock Option” means a stock option to purchase shares of Parent Common Stock.

“Parent Stockholder” means a holder of Parent Common Shares.

“Parent Tax Counsel” has the meaning specified in Section 6.2(d).

“Parent Tax Opinion Representations” means the representations in the Parent Reorganization Tax Opinion Representation Letter and the Parent Split-Off Tax Opinion Representation Letters.

“Parent Trading Price” means the volume weighted average closing sale price of one share of Parent Common Stock as reported on Nasdaq for the ten (10) consecutive trading days ending on the trading day immediately preceding the Effective Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Party” means any of the Company, Parent, Merger Sub and Merger LLC.

“Per Share Cash Equivalent Consideration” means the product obtained by multiplying (a) the Exchange Ratio by (b) the Parent Trading Price.

“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) Encumbrances for Taxes being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents or the Parent SEC Documents, as applicable, filed prior to the date hereof, (c) Encumbrances in favor of vendors, mechanics, carriers, workmen, warehousemen, repairmen, materialmen or similar Encumbrances arising under applicable Law in the ordinary course of business, which would not materially impair the use, operation or value of the asset subject thereto, (d) valid non-exclusive licenses to Intellectual Property in the ordinary course of business consistent with past practice, (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (f) with respect to any licensed or leased asset or property, the rights of any lessor, lessee, licensor or licensee under the applicable lease or license in effect as of the date of this Agreement, (g) liens securing Indebtedness of the Company described on Section 3.20(a)(ii) of the Company Disclosure Letter (and identified thereon as being secured by such liens) so long as the terms of such Indebtedness, as in effect on the date hereof, require the incurrence of such liens to secure such Indebtedness, (h) defects, imperfections or irregularities in title, easements, covenants, restrictions and rights of way and other similar Encumbrances, or other liens of record, zoning, building and other similar codes and restrictions, with respect to real property, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use, (i) with respect to any securities, any transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Law or restrictions under organizational documents of the issuer of such securities and (j) Encumbrances set forth in any Collective Agreement.

“Permitted Parent Access Circumstance” has the meaning specified in Section 5.20(c).

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two (2) or more of the foregoing.

“Personal Data” means any and all information that, alone or in combination with other information, allows the identification of a living individual, “Personal Data” as that term is defined in Article 4 of the GDPR and any national implementing laws, in each case following the implementation date, and all rules and regulations issued under any of the foregoing, and “Personally Identifiable Information” under any privacy or data security Law in any jurisdiction applicable to the processing of that Personal Data (including, IP address, name, address, telephone number, email address, social security number, bank account number, driver’s license number, credit card number, credit history and criminal history).

“PJT” means PJT Partners LP.

“Post-Closing Representation” has the meaning specified in Section 5.20(a).

“Potter Anderson” means Potter Anderson & Corroon LLP.

“Pre-Amendment Transaction Agreement” has the meaning specified in the recitals.

“Privileged Information” shall mean any and all Protected Information regardless of whether shared with, by, or among any Represented Person or their respective Affiliates (or any of their respective Representatives), that was created prior to the Closing and would ordinarily be protected by the attorney-client privilege or similar protections (including attorney work-product protections), as to which the Company, prior to the Closing, had any rights whatsoever, either by itself or in conjunction with another Person.

“Products” has the meaning specified in Section 3.11(a).

“Protected Information” shall mean any and all (i) documents, information, or other materials (including analyses, memoranda, spreadsheets and drafts of any of the foregoing) whether written (in physical form or electronic media) or oral (including any written notes derived therefrom) created prior to Closing by or for the benefit of any Represented Persons and/or any of their respective Affiliates or Representatives, and (ii) communications prior to Closing, whether written (in physical form or electronic media) or oral (including any written notes derived therefrom) that occur between or among any of the following: any Represented Persons, any of their respective Affiliates or any of their respective Representatives (including, for the avoidance of doubt, strictly internal communications), in the case of each of clause (i) or (ii), to the extent actually (or reasonably deemed to be) in the possession or control of the Company on or prior to the Closing and relating to:

(x)            the businesses or affairs of the Company and its Affiliates (other than Vitalize and its Subsidiaries) to the extent such information described in clause (i) or (ii) of the introductory paragraph to this definition also primarily relates to (1) any of the Persons set forth in clauses (4) or (5) of the definition of Represented Persons (other than to the extent such Persons are acting in their capacities as employees, officers, directors or stockholders of the Company) or the respective employees, officers, directors or stockholders of the Persons set forth in clause (5) of the definition of Represented Persons to the extent acting in their capacities as such or (2) Parent, Diller or any of their respective Affiliates,

(y)            the transactions contemplated by (together with any actions taken in anticipation of, or in consideration of any alternatives to, the transactions contemplated by any of the Collective Agreements or the Split-Off, or

(z)            any analyses or presentations prepared or conducted by Moelis with respect to, in connection with or in anticipation of the transactions described in immediately preceding clause (y) (including the relevant portions of any related materials shared with the Transaction Committee or, after the Series B Director Termination Time (as defined in the Company Charter), the Company Board) (other than the opinion described in Section 3.24, any disclosure relating thereto included in the Registration Statement, and any financial analyses underlying such opinion);

provided, however, that, notwithstanding the foregoing and for the avoidance of doubt, the following shall not be deemed to be Protected Information: (A) financial statements, schedules and other financial information to the extent relating to the Company and/or its Subsidiaries, including auditors’ work papers and correspondence with, to or from auditors, (B) any of the information described in clause (i) or (ii) to the introductory paragraph of this definition to the extent relating to or arising out of the Company’s SEC or NASDAQ compliance, reporting or similar obligations, including its financial reporting and accounting requirements, as a public company (other than to the extent relating to the matters described in clause (y) of this definition), (C) documentation executed or delivered by or to the Company in connection with the issuance of the Exchangeable Debentures, including the Exchangeable Debentures Indenture, together with any analyses regarding the structure or terms, or interpreting the provisions, thereof, (D) corporate record books of the Company and/or any of its Subsidiaries, including Vitalize and its Subsidiaries, including minutes from meetings of or actions taken by the Company Board (other than meetings of or actions taken by the Transaction Committee or, after the Series B Director Termination Time, the Company Board, in each case to the extent such meetings or actions relate to any of the matters described in clause (x), (y) or (z) above) or any Board of Directors or similar governing body of any of the Company’s Subsidiaries, including Vitalize and its Subsidiaries, and minutes from meetings of or formal actions taken by the stockholders of the Company or any of the Company’s Subsidiaries, including Vitalize and its Subsidiaries (including, for the avoidance of doubt, the Specified Matters (as defined in the Company Disclosure Letter)), (E) any of the foregoing to the extent relating to the business and affairs of Vitalize and its Subsidiaries, and (F) the Tax Opinion (as defined in the Tax Sharing Agreement), the Tax Materials (as defined in the Tax Sharing Agreement), the Split-Off Signing Tax Opinion, the Split-Off Closing Tax Opinion, the Signing Split-Off Tax Opinion Representation Letters and the Closing Split-Off Tax Opinion Representation Letters.

“Proxy Statement” has the meaning specified in Section 5.4(a).

“Qualified Plan” has the meaning specified in Section 3.19(b).

“Qurate” has the meaning specified in the recitals.

“Qurate Closing Representation Letter” means the representation letter substantially in the form of the Qurate Signing Representation Letter with such changes, updates or refinements, agreed to by Qurate and Company Split-Off Tax Counsel (and, with respect to material changes, updates or refinements, with the consent of the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed)), as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing to be executed by Qurate, dated and effective as of the Closing Date, delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Closing Tax Opinion.

“Qurate Side Letter” means the agreement, dated as of the date hereof, from Parent to Qurate and the Company.

“Qurate Signing Representation Letter” means the representation letter executed by Qurate prior to the execution of this Agreement, dated and effective as of the date hereof, and delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Signing Tax Opinion.

“Registration Statement” has the meaning specified in Section 5.4(a).

“Reorganization Agreement” means that certain Reorganization Agreement dated as of October 26, 2016, by and between Qurate and the Company.

“Reorganization Agreement Joinder” means the Assumption and Joinder Agreement to Reorganization Agreement, dated as of the date hereof, by and among Parent, the Company and Qurate.

“Reorganization Tax Opinion Representations” means the representations in the Company Reorganization Tax Opinion Representation Letter and the Parent Reorganization Tax Opinion Representation Letter.

“Reorganization Tax Opinions” means the Parent Reorganization Tax Opinion and the Company Reorganization Tax Opinion.

“Representatives” means, with respect to any Person, its financial advisors, legal counsel, financing sources, accountants, insurers or other advisors, agents or representatives, including its officers and directors.

“Represented Persons” has the meaning specified in Section 5.20(a).

“Restructuring” has the meaning specified in the Reorganization Agreement.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.

“SARs” has the meaning specified in the Vitalize 2011 SAR Plan (as Amended and Restated Effective November 17, 2016).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Senior Management” means, (a) with respect to Parent, the Chief Executive Officer, the Chief Financial Officer and the Chief Legal Officer, and (b) with respect to the Company, the Chief Executive Officer, the Chief Legal Officer, the Chief Financial Officer, the Chief Corporate Development Officer, the President of Vitalize, the Chief Financial Officer of Vitalize, the Chief Legal Officer of Vitalize and the Chief Digital and Customer Officer of Vitalize.

“Series A Consideration” has the meaning specified in Section 2.6(a)(ii)(1).

“Series A Liberty Ventures Common Stock” means the Series A Liberty Ventures common stock, par value $0.01 per share, of Qurate, which was formerly issued and outstanding.

“Series B Consideration” has the meaning specified in Section 2.6(a)(ii)(2).

“Series B Liberty Ventures Common Stock” means the Series B Liberty Ventures common stock, par value $0.01 per share, of Qurate, which was formerly issued and outstanding.

“Services Agreement” means that certain Services Agreement, dated as of November 4, 2016, by and between LMC and the Company.

“Share Units” has the meaning specified in the Amended and Restated Expedia, Inc. Non-Employee Director Deferred Compensation Plan, effective as of January 1, 2009.

“Sherman” means Sherman & Howard L.L.C.

“Signing Split-Off Tax Opinion Representation Letters” means the Company Signing Split-Off Tax Opinion Representation Letter, the Parent Signing Split-Off Tax Opinion Representation Letter, the Diller Signing Representation Letter, the Malone Signing Representation Letter and the Qurate Signing Representation Letter.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Special Committee” has the meaning specified in the recitals.

“Split-Off” means the split-off of the Company by Qurate on the Split-Off Date pursuant to which Qurate redeemed a portion of each share of Series A Liberty Ventures Common Stock and Series B Liberty Ventures Common Stock in exchange for a portion of a share of the corresponding series of Company Common Stock.

“Split-Off Closing Tax Opinion” means the tax opinion, dated as of the Closing Date, referred to in Section 6.1(g).

“Split-Off Date” means November 4, 2016.

“Split-Off Signing Tax Opinion” means the tax opinion, dated as of the date hereof, referred to in Section 3.18(j).

“Split-Off Tax Treatment” means (a) the qualification of the Restructuring in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Qurate, the Company and each of their respective Subsidiaries immediately prior to the Distribution, (b) the qualification of the Contribution and Distribution as a tax-free transaction described under Sections 368(a)(1)(D), 355 and 361 of the Code (except with respect to the receipt of cash in lieu of fractional shares) and (c) the qualification of the Contribution and Distribution in whole for nonrecognition of income, gain and loss for U.S. federal (and state and local) income (or franchise) tax purposes to Qurate, the Company, each of their respective Subsidiaries at the effective time of the Distribution and the holders of Liberty Ventures Common Stock that received stock of the Company in the Distribution (except with respect to the receipt of cash in lieu of fractional shares).

“Split-Off Tax Treatment Agreement” means any agreement or arrangement (written or oral, provided it is valid, binding and enforceable under applicable Law) that governs the sharing, allocation, reimbursement, indemnification of Taxes with respect to, or the conduct, settlement or defense of any Tax Contest (as defined in the Tax Sharing Agreement) in respect of, the Split-Off Tax Treatment, other than the Tax Sharing Agreement, the Tax Sharing Agreement Joinder and any agreement or arrangement with a Tax Authority (as defined in the Tax Sharing Agreement).

“Stockholders Agreement” has the meaning specified in the recitals.

“Stockholders Agreement Amendment” has the meaning specified in the recitals.

“Stockholders Agreement Assignment” has the meaning specified in the recitals.

“Stockholders Agreement Termination Agreement” has the meaning specified in the recitals.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (a) that is consolidated with such Person for purposes of financial reporting under GAAP or (b) in which such Person (i) owns, directly or indirectly, more than fifty percent (50%) of the voting power represented by the outstanding voting securities or more than fifty percent (50%) of the equity securities, profits interest or capital interest, (ii) is entitled to elect at least one-half of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively; provided, that, for purposes of this Agreement, unless otherwise specified, (A) subject to Section 1.2(b), prior to the Effective Time, neither Parent nor any of its Subsidiaries will be deemed to be a Subsidiary of the Company or a Subsidiary of any of the Company’s Subsidiaries, whether or not they otherwise would be a Subsidiary of the Company or any of the Company’s Subsidiaries under the foregoing definition and (B) trivago N.V. shall not be deemed a Subsidiary of Parent or a Subsidiary of any of Parent’s Subsidiaries, whether or not it otherwise would be a Subsidiary of Parent or any of Parent’s Subsidiaries under the foregoing definition.

“Superior Company Proposal” means a bona fide written Alternative Company Transaction Proposal which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal, (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained, (c) is more favorable from a financial point of view to the Company and the Company Stockholders than the terms of the Merger and the other transactions contemplated hereby and (d) is otherwise on terms that the Company Board has determined to be superior to the transactions contemplated hereby; provided, however, that, for purposes of this definition of “Superior Company Proposal,” the term “Alternative Company Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to twenty-five percent (25%) in the definition of “Alternative Company Transaction” when used in the definition of “Alternative Company Transaction Proposal” shall be replaced with a reference to eighty percent (80%).

“Surviving Company” has the meaning specified in in Section 2.1(b).

“Surviving Corporation” has the meaning specified in Section 2.1(a).

“Tax” or “Taxes” means (a) any and all federal, state, local and foreign taxes and other assessments, governmental charges, duties, fees, levies and Liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and (b) all interest, penalties and additions imposed with respect to such amounts in clause (a).

“Tax Opinions” means (a) the Split-Off Closing Tax Opinion and (b) the Reorganization Tax Opinions.

“Tax Return” means a report, return, certificate, form or similar statement or document, including any amendment thereof or any attachment thereto, supplied to or filed with or required to be supplied to or filed with a Governmental Authority in connection with the determination, assessment or collection of any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement, dated as of November 4, 2016, by and between Qurate and the Company.

“Tax Sharing Agreement Joinder” means the Assumption and Joinder Agreement to Tax Sharing Agreement, dated as of the date hereof, by and among Parent, the Company and Qurate.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates.

“Transaction Agreement” has the meaning specified in the recitals.

“Transaction Agreement Amendment” has the meaning specified in the recitals.

“Transaction Agreement Joinder” means the Assumption Agreement Concerning Transaction Agreement Obligations, dated as of the date hereof, by and among Parent, the Company, Diller, Malone, Mrs. Malone and Qurate.

“Transaction Committee” has the meaning specified in the recitals.

“Transaction Documents” means this Agreement, the Diller Exchange Agreement, the Joinder Agreements, the Qurate Side Letter, the LMC Letter Agreement, the Stockholders Agreement Termination Agreement and the Governance Agreement Termination Agreement.

“Transaction Taxes” has the meaning specified in the Tax Sharing Agreement.

“Transaction Tax-Related Losses” has the meaning specified in the Tax Sharing Agreement.

“Treasury Regulations” means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Upstream Effective Time” has the meaning specified in Section 2.3(b).

“Upstream Merger” has the meaning specified in the recitals.

“Upstream Merger Certificate” means the certificate of ownership and merger with respect to the Upstream Merger containing the provisions required by, and executed in accordance with, Section 267 of the DGCL and Section 18-209(i) of the LLC Act (and as authorized by Merger LLC in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the LLC Act), the form of which is attached hereto as Exhibit E.

“Vitalize” means Vitalize, LLC.

“Vitalize Budget” means the annual operating budget of Vitalize for the year ending December 31, 2019, described in Section 1.1(b) of the Company Disclosure Letter.

“Voting Agreement” has the meaning specified in the recitals.

“Voting Company Debt” has the meaning specified in Section 3.2(c).

“Vote Date” has the meaning specified in Section 7.1(b)(iii).

“Voting Parent Debt” has the meaning specified in Section 4.2(c).

“Wachtell” means Wachtell, Lipton, Rosen & Katz.

“Wholly Owned Subsidiary” means, as to any Person, a Subsidiary of such Person, 100% of the Equity and voting interest in which is beneficially owned or owned of record, directly and/or indirectly, by such Person.

Section 1.2                          Terms Generally.

(a)            The definitions in Section 1.1 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context otherwise requires. As used herein, the term “to the knowledge of the Company” or “the Company is aware” or any similar term relating to the Company’s knowledge or awareness means the actual knowledge, after due inquiry, of any of the Senior Management of the Company, and the term “to the knowledge of Parent” or “Parent is aware” any similar term relating to Parent’s knowledge or awareness means the actual knowledge, after due inquiry, of any of the Senior Management of Parent. All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any references to any statute or regulation are to such statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a “day” or “number of days” (without the explicit qualification of “business”) will be interpreted as a reference to a calendar day or number of calendar days, as the case may be.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day.  As used herein, and unless the context otherwise requires, the phrase “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) (x) with respect to information to be made available to Parent, posted and made available to Parent on the Company due diligence data site or otherwise delivered to or made available to Wachtell, and (y) with respect to information to be made available to the Company, posted or made available to the Company on the Parent due diligence data site or delivered to or made available to Baker Botts, as applicable, in each case, prior to the date hereof (other than as to those materials which are required to be delivered on the date hereof) or (B) filed or furnished to the SEC (and publicly available) at least one Business Day prior to the date hereof.

(b)            References to “the Company” in the phrase “the Company and its Subsidiaries, taken as a whole”, including for purposes of Article III, will be deemed to include the Company’s equity interest in Parent through the Company’s ownership of Parent Common Shares and the related value to the Company thereof.

(c)            For purposes of this Agreement, any event or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Parent and its Subsidiaries, taken as a whole, will not be considered or taken into account in connection with any determination with respect to the occurrence of a material adverse effect applicable to the Company and its Subsidiaries, taken as a whole.

(d)            For the avoidance of doubt, the phrase “Parent and its Subsidiaries” will be deemed to include Merger Sub and Merger LLC prior to the Effective Time, the Surviving Corporation following the Effective Time and the Surviving Company following the Upstream Effective Time.

ARTICLE II

THE COMBINATION

Section 2.1                          The Combination.

(a)            Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

(b)            Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, the LLC Act and the authorization of the Upstream Merger by Merger LLC in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the LLC Act and the Upstream Merger Certificate, at the Upstream Effective Time, the Surviving Corporation shall be merged with and into Merger LLC and the separate corporate existence of the Surviving Corporation shall thereupon cease.  Merger LLC shall continue as the surviving company in the Upstream Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate existence of Merger LLC with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Upstream Merger.  At the Upstream Effective Time, the effect of the Upstream Merger shall be as provided in the authorization of the Upstream Merger by Merger LLC in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the LLC Act, the Upstream Merger Certificate and the applicable provisions of the DGCL and the LLC Act.  Without limiting the generality of the foregoing, and subject thereto, at the Upstream Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Surviving Corporation and Merger LLC shall vest in the Surviving Company, and all debts, Liabilities and duties of the Surviving Corporation and Merger LLC shall become the debts, Liabilities and duties of the Surviving Company.

       Section 2.2                          Organizational Documents.

(a)            At the Effective Time, the Company Charter as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit F, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with its terms and the DGCL.

(b)            At the Effective Time, the Company Bylaws as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth on Exhibit G, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter further amended in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation and the DGCL.

(c)            At the Upstream Effective Time, the certificate of formation of the Surviving Company, as in effect immediately prior to the Upstream Effective Time and as set forth on Exhibit H, shall be the certificate of formation of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Company’s certificate of formation and limited liability company agreement.

(d)            At the Upstream Effective Time, the limited liability company agreement of the Surviving Company, as in effect immediately prior to the Upstream Effective Time and as set forth on Exhibit I, shall be the limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Company’s certificate of formation and limited liability company agreement.

Section 2.3                          Effective Time; Upstream Effective Time.

(a)            Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file the Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

(b)            Following (or contemporaneous with) the filing of the Certificate of Merger, Merger LLC shall file the Upstream Merger Certificate, together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the LLC Act.  The Upstream Merger shall become effective upon the filing of the Upstream Merger Certificate with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Upstream Merger Certificate (such time, the “Upstream Effective Time”).  The Effective Time shall, in all events, precede the Upstream Effective Time.

Section 2.4                          Closing.  Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Combination (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article VI shall have been satisfied or waived by the Party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Closing, including the condition set forth in Section 6.2(e), but subject to the satisfaction or waiver of such conditions), or at such other time and on a date as agreed to by the Parties in writing (the “Closing Date”).  The Closing shall take place at 10:00 a.m., New York City time, on the Closing Date, at the offices of Baker Botts, 30 Rockefeller Plaza, New York, New York or at such other place and time as agreed to by the Parties hereto.

Section 2.5                          Directors and Officers of the Surviving Corporation.

(a)            Prior to the Closing, the Company shall deliver to Parent the resignation of each director of the Company, in each case, subject to, conditioned upon and effective as of the Effective Time.

(b)            Subject to applicable Law, the Parties shall take all requisite action so that from and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

Section 2.6                          Effect on Common Stock.

(a)            Effect on Company and Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholders, any of the Parties, or any other Person:

(i)          Cancelled Shares.  Each share of Company Common Stock (A) held by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor and (B) owned by Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

(ii)          Conversion of Company Common Stock. Except as otherwise provided in Section 2.6(a)(i), and subject to Section 2.6(b):

(1)            Each share of Company Series A Common Stock issued and outstanding immediately prior to the Effective Time shall automatically, and without any election on the part of the Company Stockholders, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (such shares of Parent Common Stock, the “Series A Consideration”); and

(2)            Each share of Company Series B Common Stock issued and outstanding immediately prior to the Effective Time shall automatically, and without any election on the part of the Company Stockholders, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (such shares of Parent Common Stock, the “Series B Consideration”, and together with (y) the Series A Consideration and (z) (without duplication of the Series A Consideration and Series B Consideration) any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.7(e), the “Merger Consideration”).

From and after the Effective Time, all shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and shall cease to exist, and each holder of (A) a certificate (a “Certificate”) that immediately prior to the Effective Time represented such shares or (B) such shares immediately prior to the Effective Time in non-certificated book-entry form (the “Book Entry Shares”) shall, in each case, thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of shares become entitled in accordance with this Article II upon the surrender of such Certificate or exchange of Book Entry Shares in accordance with Section 2.7.

(iii)          Effect on Merger Sub Common Stock.  Each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall become one (1) share of common stock of the Surviving Corporation.

(b)            Changes to Stock.  If at any time during the period between the date of this Agreement and the Effective Time, any change in outstanding Parent Common Stock or Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock dividend thereon with a record date, payment date or ex-dividend date during such period, or any similar extraordinary transaction or event (including any merger, consolidation, share exchange, business combination or similar transaction as a result of which Parent Common Stock or Company Common Stock will be converted or exchanged), the Merger Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide the Company Stockholders the same economic effect as contemplated by this Agreement prior to such event.  For the avoidance of doubt, neither the declaration nor payment by Parent of quarterly cash dividends in the ordinary course consistent with past practice, subject to Section 2.6(b) of the Parent Disclosure Letter, on the Parent Common Shares prior to the Effective Time will require any adjustment under this Section 2.6(b), it being understood that nothing in this Section 2.6(b) is intended to permit the taking of any action by the Company or Parent that is otherwise prohibited by this Agreement.

(c)            Conversion of Surviving Corporation Shares. At the Upstream Effective Time, by virtue of the Upstream Merger and without any action on the part of any of the Parties or holders of any securities of the Surviving Corporation or Merger LLC, (i) each membership interest of Merger LLC issued and outstanding immediately prior to the Upstream Effective Time shall remain outstanding as a membership interest of the Surviving Company and (ii) each share of common stock of the Surviving Corporation shall be cancelled and shall cease to exist, and no securities or other consideration shall be delivered in exchange therefor.

Section 2.7                          Exchange of Certificates and Book Entry Shares.

(a)            Exchange Agent.  Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger for the purpose of exchanging Certificates and Book Entry Shares for the applicable Merger Consideration. Prior to the Effective Time, Parent shall enter into or shall have entered into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement and such agreement shall be reasonably acceptable to the Company.  Parent will make available to the Exchange Agent, at or prior to the Effective Time, a number of shares of Parent Common Stock sufficient to pay the aggregate Merger Consideration pursuant to Section 2.6(a) and Section 2.7(e) (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, the “Exchange Fund”).  Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record (as of immediately prior to the Effective Time) of a Certificate (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) for use in effecting delivery of shares of Company Common Stock to the Exchange Agent and (B) instructions for effecting the surrender of Certificates in exchange for the Merger Consideration issuable and payable in respect thereof, and any dividends or other distributions to which such holders are entitled to pursuant to Section 2.7(d).  Exchange of any Book Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

(b)            Exchange Procedure.  Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration to be issued in consideration therefor, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or compliance with Parent’s customary procedures with respect to the exchange of Book Entry Shares, will be entitled to receive (i) the number of whole shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical Certificate is requested) that such holder has the right to receive pursuant to Section 2.6 and (ii) a check in the amount equal to dividends and other distributions, if any, payable in respect of such whole shares pursuant to Section 2.7(d) and cash payable in lieu of fractional shares pursuant to Section 2.7(e). Any such Certificate or Book Entry Share shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration (including on cash in lieu of fractional shares) or on any unpaid dividends and distributions payable to holders of Certificates or Book Entry Shares.  Until so surrendered, each Certificate and Book Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and any dividends and other distributions in accordance with Section 2.7(d).

(c)            Certificate Holder.  If any portion of the Merger Consideration (or any other payment provided for in this Article II) is to be paid to or registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of Merger Consideration (or other payment) shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment or registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)            Dividends and Distributions.  No dividends or other distributions with respect to shares of Parent Common Stock issued pursuant to the Merger shall be paid to the holder of any unsurrendered Certificates or non-exchanged Book Entry Shares until such Certificates or Book Entry Shares are properly surrendered or exchanged in accordance with this Section 2.7.  Following such surrender or exchange, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender or exchange and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to the date of such surrender or exchange.  For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends and other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(e)            Fractional Shares.

(i)          No fractional shares of Parent Common Stock shall be issued in connection with the Merger.  Instead of issuing such fractional shares, Parent shall arrange for the disposition of fractional interests by those otherwise entitled thereto (after taking into account applicable procedures of The Depository Trust Company) by the mechanism of having (A) the Exchange Agent aggregate such fractional interests and (B) the shares resulting from the aggregation sold at prevailing market prices on behalf of such holders of Company Common Stock who otherwise would have been entitled to receive such fractional shares.  No holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional interests.

(ii)          As soon as practicable after the determination of the amount of cash to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall pay such amount of cash to such holders of shares of Company Common Stock (after taking into account applicable procedures of The Depository Trust Company) in proportion to their corresponding fraction as applicable, without interest, subject to and in accordance with this Section 2.7.  The Parties hereto acknowledge that the payment of cash in lieu of fractional shares pursuant to this Section 2.7(e) is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.

(f)            No Further Ownership Rights.  The Merger Consideration (and any other payments) paid in accordance with the terms of this Article II in respect of shares of Company Common Stock converted pursuant to Section 2.6 shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares.  After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation (or equivalent security in the case of the Surviving Company) of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates or Book Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation (or the Surviving Company, as applicable) or the Exchange Agent for any reason, such Certificates shall be canceled and such Certificates or Book Entry Shares shall be exchanged as provided in this Article II.

(g)            Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock for nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for the Merger Consideration (and any other payment in accordance with this Article II).

(h)            No Liability.  None of Parent, Merger Sub, Merger LLC, the Company or the Exchange Agent shall be liable to any Person in respect of any cash or Parent Common Stock from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law.  If any Certificate or Book Entry Shares shall not have been surrendered or exchanged prior to the date on which the applicable Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(i)            Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation (or the Surviving Company, as applicable), the posting by such Person of a bond in such reasonable amount as the Surviving Corporation (or the Surviving Company, as applicable) may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration issuable in respect thereof and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(d), with respect to each share of Company Common Stock formerly represented by such Certificate.

(j)            Withholding Rights.  Parent, Merger Sub, Merger LLC, the Company and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law.  To the extent that amounts are so deducted or withheld by Parent, Merger Sub, Merger LLC, the Company or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8                          Company Equity Awards.

(a)            At the Effective Time, all Company Stock Options that are outstanding and unexercised immediately prior to the Effective Time shall immediately vest (if unvested), and shall cease to represent a right to acquire Company Common Stock.  Each Company Stock Option that immediately prior to the Effective Time represented a right to acquire Company Common Stock shall be converted automatically into the right to receive (without interest), as soon as reasonably practicable after the Effective Time, the Merger Consideration in respect of each Net Share covered by such Company Stock Option, less applicable Tax withholdings; provided that, in lieu of the Merger Consideration, any fractional Net Share (after aggregating all shares represented by all Company Stock Options held by such individual) shall be settled in cash based on the Per Share Cash Equivalent Consideration, less applicable Tax withholdings.  Between the date hereof and the Effective Time, the Company may request that, in lieu of the treatment prescribed in this Section 2.8(a), Company Stock Options that remain outstanding immediately prior to the Effective Time be converted into the right to receive a cash payment on terms equivalent to those set forth in this Section 2.8(a), and Parent agrees to consider such request in good faith.

(b)            At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive a number of shares of Parent Common Stock (rounded up to the nearest whole number) equal to the product of (i) the Exchange Ratio multiplied by (ii) the number of shares of Company Common Stock covered by such Company RSU Award immediately prior to the Effective Time, subject to any withholding Taxes required by Law to be withheld.

(c)            Immediately prior to the Effective Time, the restrictions on each share of Company Restricted Stock granted and then outstanding under the Company Stock Plans shall, without any action on the part of the holder thereof, the Company, Parent or Merger Sub, lapse, and each such share of Company Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, a share of Company Common Stock not subject to any restrictions, subject to any withholding Taxes required by Law to be withheld.

(d)            Prior to the Effective Time, the Compensation Committee of the Board of Directors of the Company shall adopt resolutions approving the treatment of the Company Equity Awards in the manner prescribed by the terms of this Section 2.8.

Section 2.9                          Further Assurances.  If, at any time before or after the Effective Time, the Company or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the transactions contemplated by the Transaction Documents or to carry out the purposes and intent of the Transaction Documents at or after the Effective Time, then the Company, Parent, the Surviving Corporation or the Surviving Company, as applicable, and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate such contemplated transactions and to carry out the purposes and intent of the Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company SEC Documents filed prior to the date of this Agreement (other than any disclosure set forth under “Risk Factors” or any “forward-looking statements” section or that are similarly cautionary, non-specific or predictive in nature) or (b) the corresponding section of the Company Disclosure Letter (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section but only to the extent the relevance of a disclosure or statement therein to a section of this Article III is reasonably apparent on its face) (provided, that in no event will any disclosure in the Company SEC Documents qualify or limit the representations and warranties in Sections 3.1 (Organization; Standing and Power), 3.2 (Capitalization), 3.3 (Subsidiaries), 3.4 (Authorization), 3.18 (Tax Matters), 3.21 (Anti-takeover Statutes), 3.22 (Ownership in Parent), 3.23 (Brokers and Other Advisors) or 3.24 (Opinion of Financial Advisor) of this Agreement), the Company represents and warrants to Parent as follows (provided, further, that, no representation is made in this Article III with respect to the substance of any financial or other information (i) which has directly been provided by Parent specifically for the purpose of assisting the Company with its SEC reporting obligations as a public company, or (ii) extracted (and reproduced in the Company SEC Documents without any material or substantive alteration thereto, or any analysis or further calculation or interpretation thereof) from (x) the Parent SEC Documents or (y) information directly provided by Parent specifically for the purpose of assisting the Company with its SEC reporting obligations as a public company):

Section 3.1                          Organization; Standing and Power.  The Company i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and iii) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the cases of clauses (b) and (c) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.  The Company has made available to Parent, prior to the date hereof, a true, complete and correct copy of the Company Charter and the Company Bylaws in effect as of the date of this Agreement.

Section 3.2                          Capitalization.

(a)            The authorized capital stock of the Company consists of (i) one hundred sixty million (160,000,000) shares of Company Series A Common Stock, par value $0.01 per share, (ii) six million (6,000,000) shares of Company Series B Common Stock, par value $0.01 per share, (iii) one hundred sixty million (160,000,000) shares of Company Series C Common Stock, par value $0.01 per share and (iv) fifty million (50,000,000) shares of Company Preferred Stock, par value $0.01 per share, issuable in series.  No other shares of capital stock of, or other equity or voting interests in, the Company are authorized.

(b)            As of the close of business on April 5, 2019, (i) 54,496,831 shares of Company Series A Common Stock were issued and outstanding (including 14,369 shares of Company Restricted Stock), (ii) 2,830,174 shares of Company Series B Common Stock were issued and outstanding, (iii) no shares of Company Series C Common Stock were issued and outstanding, (iv) no shares of Company Preferred Stock were issued and outstanding, (v) no shares of Company Common Stock were held in treasury by the Company or owned by its Subsidiaries, (vi) 1,155,946 shares of Company Series A Common Stock and 658,620 shares of Company Series B Common Stock, in each case, were reserved for issuance pursuant to Company Stock Plans, (vii) 956,575 shares of Company Series A Common Stock and 658,620 shares of Company Series B Common Stock, in each case, were reserved for issuance upon the exercise of outstanding unexercised Company Stock Options, (viii) 11,996 shares of Company Series A Common Stock were underlying outstanding Company RSU Awards and no shares of Company Series B Common Stock were underlying outstanding Company RSU Awards, and (ix) no other shares of Company Capital Stock of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.  All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with applicable securities Laws.  Except as provided by any Collective Agreement, there are no preemptive or similar rights granted by the Company or any Subsidiary of the Company to any holders of any class of securities of the Company or any Subsidiary of the Company.  Except as set forth in Section 3.2(b) of the Company Disclosure Letter, no shares of the Company are owned by any Subsidiary of the Company. From the close of business on April 5, 2019 through the date of this Agreement, there have been no issuances, repurchases or redemptions by the Company of shares of Company Capital Stock or other equity interests in the Company or issuances of options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of Company Capital Stock or other equity interests in the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of shares of Company Capital Stock or other equity interests in the Company, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or the settlement of Company RSU Awards, in each case outstanding as of the close of business on April 5, 2019 and in accordance with the terms thereof.

(c)            Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders or the stockholders of any such Subsidiary on any matter (“Voting Company Debt”).  As of the close of business on April 5, 2019, 702,500 SARs were outstanding.

(d)            Except as set forth in Section 3.2(b) above, on Section 3.2(d) of the Company Disclosure Letter or pursuant to any Collective Agreement, other than the Company Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock, or other equity interests in the Company.  As of the date of this Agreement, except pursuant to any Collective Agreement or as set forth on Section 3.2(d) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.  Except pursuant to any Collective Agreement, there are no proxies, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

(e)            The Company is not party to any “poison pill” rights plan or similar plan or agreement relating to any shares of Company Capital Stock or other equity interests of the Company.

(f)            No event or circumstance has occurred that has resulted or will result, pursuant to the terms of the Exchangeable Debentures Indenture, in (i) an adjustment to the number of Reference Shares (as defined in the Exchangeable Debentures Indenture) attributable to each Debenture (as defined in the Exchangeable Debentures Indenture) from 5.1566 shares of Parent Common Stock, (ii) in a Reference Share being anything other than one (1) share of Parent Common Stock or (iii) in the Adjusted Principal Amount (as defined in the Exchangeable Debentures Indenture) not being equal to the Original Principal Amount (as defined in the Exchangeable Debentures Indenture), in each case other than any such event or circumstance that primarily results from (A) actions taken by Parent or any of its Affiliates after the date hereof or (B) actions required by the terms of this Agreement and the other Transaction Documents.  The aggregate outstanding principal amount of the Exchangeable Debentures is $400,000,000.

(g)            As of the close of business on April 5, 2019, the outstanding unexercised Company Stock Options had a weighted average exercise price of $31.25. As of the close of business on April 5, 2019, the outstanding unexercised SARs had a weighted average exercise price of $3.24.

Section 3.3                          Subsidiaries.

(a)            Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(b)            All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with applicable securities Laws.  Except as set forth on Section 3.3(b) of the Company Disclosure Letter or pursuant to any Collective Agreement, as of the date hereof, all of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company, is owned by the Company and its Subsidiaries, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances.

(c)            Section 3.3(c) of the Company Disclosure Letter (1) lists (A) each Subsidiary of the Company, (B) its jurisdiction of incorporation or organization, (C) the location of its principal executive office and (D) the type and number of interests held of record by the Company and, to the knowledge of the Company, any Third Party, in a Subsidiary that is not wholly owned directly or indirectly by the Company or its Subsidiaries and (2) sets forth all capital stock or other equity interest of any entity that is owned, in whole or in part, directly or indirectly, by the Company or its Subsidiaries (other than capital stock of, or other equity interests in, its Subsidiaries) (such equity interests referred to in this clause (ii), collectively, the “Other Interests”).  All Other Interests are fully paid and non-assessable and are owned, directly or indirectly, by the Company free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances and except as set forth on Section 3.3(c) of the Company Disclosure Letter.  Except as provided by any Collective Agreement, there are no restrictions with respect to the Company (or any Subsidiary of the Company, as applicable) voting any of the Other Interests.  The Company has made available to Parent true, complete and correct copies of the limited liability company agreements or other organizational documents of each Subsidiary of the Company that is not wholly owned directly or indirectly by the Company or its Subsidiaries.

Section 3.4                          Authorization.

(a)            The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement), other than, with respect to the Merger, the adoption of this Agreement by the holders of at least a majority of the aggregate voting power of the outstanding shares of Company Common Stock, voting together as a single class (the “Company Stockholder Approval”).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent, Merger Sub and Merger LLC, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)            The Transaction Committee has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement), (iii) resolved to recommend that the Company Board approve and declare advisable the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) and submit this Agreement to the Company Stockholders for adoption and (iv) approved the Transaction Documents and the Voting Agreement, and the transactions contemplated hereby and thereby (including the transactions contemplated by the New Governance Agreement), for purposes of Section 203 of the DGCL.

(c)            The Company Board, based on the unanimous recommendation of the Transaction Committee, has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement), (iii) directed that this Agreement be submitted to the Company Stockholders for adoption, (iv) resolved to recommend that the Company Stockholders approve the adoption of this Agreement and (v) approved the Transaction Documents and the Voting Agreement, and the transactions contemplated hereby and thereby (including the transactions contemplated by the New Governance Agreement), for purposes of Section 203 of the DGCL.

(d)            The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt the Transaction Documents and to consummate the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) under applicable Law or under the Company Charter or Company Bylaws.

Section 3.5                          Consents and Approvals; No Violations.

(a)            The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement) do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of any Governmental Authority by the Company other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby, (ii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger or other documents as required by the DGCL or (iv) any other filings, registrations, notifications, authorizations, permits, licenses, declarations, Orders, consents or approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(b)            Except as set forth on Section 3.5(b) of the Company Disclosure Letter, the execution, delivery and, subject to the receipt of the Company Stockholder Approval, performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement) do not and will not (1) conflict with or violate any provision of the Company Charter or Company Bylaws or similar organizational documents of any of its Subsidiaries, (2) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (3) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments or requirements to purchase or redeem pursuant to, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or (4) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv) of this Section 3.5(b) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.  For purposes of this Section 3.5, the term “Governmental Authority” shall include NASDAQ.

Section 3.6                          SEC Reports and Financial Statements.

(a)            The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed or furnished by the Company since the Split-Off Date (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”).  As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”), (i) complied, as of its respective date of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with Regulation S-X under the Exchange Act and with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).

(c)            The Company has maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rules 13a-15 and 15d-15 under the Exchange Act) substantially as required by Rules 13a-15 and 15d-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document, or any amendment thereto, its conclusions about the effectiveness of the internal control structures and procedures as of the end of the period covered by such report or amendment based on such evaluation.  Based on the Company management’s most recently completed assessment of the Company’s internal controls over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal controls that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) the Company does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d)            To the knowledge of the Company as of the date hereof, there are no outstanding or unresolved comments in any comment letters from the Staff of the SEC relating to the Company SEC Documents and received by the Company prior to the date hereof that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.  None of the Company SEC Documents filed on or prior to the date hereof is, to the knowledge of the Company as of the date hereof, subject to ongoing SEC review or investigation that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(e)            The Company is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

Section 3.7                          No Undisclosed Liabilities.  Except as reflected or reserved against in the balance sheet of the Company dated December 31, 2018 included in the Form 10-K filed by the Company with the SEC on February 8, 2019 (or described in the notes thereto) or as set forth on Section 3.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any Liabilities except (a) Liabilities incurred since December 31, 2018, in the ordinary course of business consistent with past practice, (b) Liabilities incurred in connection with the Transaction Documents or the transactions contemplated hereby and thereby and (c) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or Company SEC Documents.

Section 3.8                          Absence of Certain Changes.  Except as set forth on Section 3.8 of the Company Disclosure Letter, since December 31, 2018, (a) there have been no events or conditions which, individually or in the aggregate, have had, or would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole and (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.1(c), (d), (e), or (f).

Section 3.9                          Litigation.  As of the date hereof, (a) there are no Actions pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries (other than Vitalize or any of its Subsidiaries) or any of its or their respective property or assets that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, and (b) there are no Actions pending or, to the knowledge of the Company, threatened, against Vitalize or any of its Subsidiaries or any of its or their respective property or assets that would reasonably be expected to have a material adverse effect on Vitalize and its Subsidiaries, taken as a whole.  As of the date hereof, neither the Company nor any of its Subsidiaries (or any of its or their respective properties or assets) is subject to or bound by any Order except as set forth on Section 3.9 of the Company Disclosure Letter (true, complete and correct copies of which have been made available to Parent prior to the date hereof). (x) The Company and each of its Subsidiaries (other than Vitalize or any of its Subsidiaries), as applicable, have complied with, and are now in compliance with, all Orders referred to in the previous sentence, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents and (y) Vitalize and each of its Subsidiaries, as applicable, have complied with, and are now in compliance with, all Orders referred to in the previous sentence, except as would not reasonably be expected to have a material adverse effect on Vitalize and its Subsidiaries, taken as a whole.

Section 3.10                          Compliance with Applicable Laws.

(a)            The Company and each of its Subsidiaries have, since the Split-Off Date, complied, and are in compliance, in each case, with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. Except as set forth on Section 3.10 of the Company Disclosure Letter, since the Split-Off Date, (i) to the knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents and (ii) no Governmental Authority has indicated in writing to the Company or any of its Subsidiaries prior to the date hereof an intention to conduct any such investigation or review.

(b)            The Company and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to the knowledge of the Company, no such Governmental Permits are subject to any formal revocation, withdrawal, suspension, cancellation, termination or modification action by the issuing Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(c)            As of the date hereof, the Company is not required to register as an “investment company” under the Investment Company Act of 1940.

(d)            For purposes of this Section 3.10, the term “Governmental Authority” shall include NASDAQ.

Section 3.11                          Product Matters.  Without limiting the generality of Section 3.10 and except as set forth on Section 3.11 of the Company Disclosure Letter:

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, since the Split-Off Date, the Company, its Subsidiaries and all products manufactured by or on behalf of the Company or any Subsidiary (the “Products”) have complied and are in compliance with the applicable provisions of the Federal Food, Drug, and Cosmetic Act, and the applicable regulations, final guidance, standards and requirements adopted by the United States Food and Drug Administration (the “FDA”) thereunder, all applicable statutes enforced by the United States Federal Trade Commission (the “FTC”) and the applicable FTC regulations, final guidance, standards and requirements, and any applicable requirements and standards established by any state, local or foreign Governmental Authorities responsible for regulating the Products (together with the FDA and the FTC, collectively, the “Food Authorities”).

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, since the Split-Off Date, (i) none of (A) the Company, any Subsidiary, any Product or the facilities in which the Products are manufactured or (B) to the knowledge of the Company, with respect to the Products, the Persons that manufacture or distribute the Products, has received or is subject to, or since the Split-Off Date has been subject to, (1) any warning letter, untitled letter, notice of inspectional observation (FDA Form 483) or other non-compliance written notice from the FDA or (2) any penalty assessment or other compliance or enforcement action by any Food Authority and (ii) none of (A) the Company or any of its Subsidiaries, or (B) to the knowledge of the Company, with respect to the Products, the Persons that manufacture or distribute the Products, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall relating to an alleged lack of safety or regulatory compliance of any Product.

Section 3.12                          Real Property.  Neither the Company nor any of its Subsidiaries owns any real property.

Section 3.13                          Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, since the Split-Off Date, (a) the Company and its Subsidiaries own or have the right to use all Company Intellectual Property free and clear of all Encumbrances except for Permitted Encumbrances, (b) to the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of their respective businesses has not and does not infringe upon or misappropriate any Intellectual Property of any other Person and (c) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries.

Section 3.14                          Privacy and Data Security.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, or as set forth on Section 3.14(a) of the Company Disclosure Letter, since the Split-Off Date, (a) the Company and each of its Subsidiaries have taken commercially reasonable measures to protect all Personal Data in its and their possession against unauthorized access or use, misuse or loss, (b) the Company and its Subsidiaries have complied with all applicable Data Security Requirements, as well as their own written policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of all Personal Data in the control of the Company and its Subsidiaries, and, to the knowledge of the Company, there has been no unauthorized access to or use of, misuse of or loss of any such Personal Data and (c) there have been no security breaches of, unauthorized access to or use of, failures or unplanned outages in, or other adverse integrity or security events affecting the IT Assets of the Company and its Subsidiaries (or, in each case Personal Data stored or contained therein or transmitted thereby).  The Company also represents and warrants to Parent as to the matters set forth on Section 3.14(b) of the Company Disclosure Letter.

Section 3.15                          Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, since the Split-Off Date, (a) the Company and each of its Subsidiaries have been in compliance with all Environmental Laws applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, (b) neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law, (c) neither the Company nor any of its Subsidiaries has released or disposed of any Hazardous Substances in violation of any applicable Environmental Law and (d) neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending or, to the knowledge of the Company, threatened Action seeking to impose any liability for any investigation, cleanup, removal or remediation pursuant to any Environmental Law.

Section 3.16                          Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).

Section 3.17                          Tax.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, or as set forth on Section 3.17 of the Company Disclosure Letter:

(a)            (1) all Tax Returns required to be filed with any Governmental Authority by or on behalf of the Company or any of its Subsidiaries have been timely filed when due (taking into account any extension of time within which to file); (2) all such Tax Returns are true, accurate and complete and have been prepared in compliance with all applicable Laws; (3) all Taxes due and payable by the Company or any of its Subsidiaries (including any Taxes that are required to be collected, deducted or withheld in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, independent contractor or other Third Party) have been timely paid (or collected or withheld and remitted) to the appropriate Governmental Authority; and (4) the Company and its Subsidiaries have complied with all Laws regarding the collection, deduction and withholding of Taxes (including information reporting); except, in each case of clauses (i) through (iv), for Taxes or Tax matters being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents filed prior to the date hereof;

(b)            since January 1, 2015, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return of a particular type that the Company or any of its Subsidiaries is or may be subject to Tax, or required to file Tax Returns, of such type in that jurisdiction, other than any such claims that have been fully resolved or for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents filed prior to the date hereof;

(c)            there are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);

(d)            (i) no outstanding written claim has been received by, and no audit, action, or proceeding is in progress or threatened in writing, against or with respect to the Company or any of its Subsidiaries in respect of any Tax, and (ii) all deficiencies, assessments or proposed adjustments asserted against the Company or any of its Subsidiaries by any Governmental Authority have been paid or fully and finally settled;

(e)            neither the Company nor any of its Subsidiaries (i) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by operation of Law, (ii) is a party to any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) any agreement or arrangement solely among the Company or any of its Subsidiaries, (y) commercial agreements or arrangements the primary subject matter of which does not relate to Taxes or (z) the Tax Sharing Agreement or Tax Sharing Agreement Joinder) or (iii) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law);

(f)            no waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries;

(g)            neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations; and

(h)            other than the Split-Off, during the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code.

Section 3.18                          Tax Matters.

(a)            Neither the Company nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that would reasonably be expected to (i) prevent or preclude the Combination from qualifying as a “reorganization” described in Section 368(a) of the Code, (ii) cause the Split-Off to fail to qualify as a tax-free distribution under Sections 355 and 361 of the Code to Qurate and the holders of Liberty Ventures Common Stock that received Company Common Stock in the Split-Off (except with respect to any cash received in lieu of fractional shares) or (iii) prevent or preclude the Company from making the Company Tax Opinion Representations.

(b)            As of the date hereof, the representations set forth in the Company Signing Split-Off Tax Opinion Representation Letter are true and correct in all material respects.

(c)            The Company is not aware of any fact, agreement, plan or other circumstance, and has not taken or failed to take any action, which fact, agreement, plan, circumstance, action or omission would reasonably be expected to prevent or preclude the Company from delivering the Company Closing Split-Off Tax Opinion Representation Letter and the Company Reorganization Tax Opinion Representation Letter immediately prior to the Closing.

(d)            After consultation with Company Reorganization Tax Counsel and Company Split-Off Tax Counsel, the Company is not aware of any fact or circumstance which would or reasonably could prevent (i) Company Reorganization Tax Counsel from delivering the Company Reorganization Tax Opinion, assuming delivery to Company Reorganization Tax Counsel of the Company Reorganization Tax Opinion Representation Letter and the Parent Reorganization Tax Opinion Representation Letter, or (ii) Company Split-Off Tax Counsel from delivering the Split-Off Closing Tax Opinion, assuming delivery to Company Split-Off Tax Counsel of the Closing Split-Off Tax Opinion Representation Letters.

(e)            To the knowledge of the Company, as of the date hereof, there is no pending audit, inquiry, examination, inspection, or other investigation, and there has been no written notice received by Qurate or its Subsidiaries of an intent to commence such an audit, inquiry, examination, inspection, or other investigation, by (i) the Internal Revenue Service subsequent to Qurate’s receipt from the Internal Revenue Service of the Issue Resolution Agreement on February 17, 2017 relating to the Split-Off and Qurate’s receipt from the Internal Revenue Service of a “no change letter,” dated November 7, 2018, with respect to Qurate’s U.S. consolidated federal income tax return for the 2016 taxable year or (ii) any state Governmental Authority responsible for the administration of any Tax, in each case, into Qurate’s Tax affairs or any Tax Return of Qurate or its Subsidiaries, but only insofar as such audit, inquiry, examination, inspection, investigation or notice relates or could reasonably be expected to relate to the Split-Off Tax Treatment.

(f)            To the knowledge of the Company, all statements of fact contained in the Split-Off Signing Tax Opinion, the 2016 Opinion, the Tax Sharing Agreement, the Reorganization Agreement and the Signing Split-Off Tax Opinion Representation Letters are true, accurate and complete in all material respects.

(g)            The Company is not and, to the knowledge of the Company, as of the date hereof, neither Qurate nor GCIL is, a party to any Split-Off Tax Treatment Agreement (other than as set forth on Section 3.18(g) of the Company Disclosure Letter).

(h)            There has been no indemnification claim and, to the knowledge of the Company, there is no pending indemnification claim, and the Company is not aware of any fact which the Company believes will give rise to an indemnification obligation of the Company, in each case, relating to the Split-Off Tax Treatment, under the Tax Sharing Agreement, the basis for which claim exists or will exist prior to the Closing (it being agreed and understood that any fact related to the Combination and the transactions contemplated by the Collective Agreements shall not constitute a fact that violates this Section 3.18(h)).

(i)            The Company is not and, to the knowledge of the Company, Qurate is not in breach of the Tax Sharing Agreement.

(j)            The Company has received the opinion of Skadden (which the Company has provided to Parent on the date hereof), addressed to the Company and dated as of the date hereof, in form and substance reasonably satisfactory to the Company, to the effect that, based upon the Signing Split-Off Tax Opinion Representation Letters and any other facts, representations and assumptions set forth or referred to in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, for U.S. federal income tax purposes, assuming that the Split-Off otherwise qualified as a tax-free distribution under Sections 355 and 361 of the Code to Qurate and the holders of Liberty Ventures Common Stock that received Company Common Stock in the Split-Off (except with respect to any cash received in lieu of fractional shares), the transactions contemplated by this Agreement will not cause the Split-Off to fail to qualify as a tax-free distribution under Sections 355 and 361 of the Code to Qurate and the holders of Liberty Ventures Common Stock that received Company Common Stock in the Split-Off (except with respect to any cash received in lieu of fractional shares).  The Company has delivered to Parent a true copy of the Split-Off Signing Tax Opinion and each of the Signing Split-Off Tax Opinion Representation Letters (other than the Parent Signing Split-Off Tax Representation Letter).

Section 3.19                          Employees and Employee Benefits.

(a)            Section 3.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Plan.

(b)            The Company has made available to Parent (i) a copy of each Company Plan and all material amendments thereto; (ii) the most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Plan; (iii) the most recent actuarial reports (if applicable) for all Company Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Plan; (v) all material written contracts, instruments or agreements relating to each Company Plan, including administrative service agreements and group insurance contracts and trust documents; (vi) the most recent determination letter from the Internal Revenue Service (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code (each a “Qualified Plan”); and (vii) any material communication from any Governmental Authority regarding such plan.

(c)            Neither the Company nor any Company ERISA Affiliates contribute to or have any obligation to contribute to, or have had any such obligation during the past six-year period preceding the Closing Date, and no Company Plan is (i) a defined benefit pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)            Each Qualified Plan has received from the Internal Revenue Service a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) as to its qualification under Section 401(a) of the Code, and to the knowledge of the Company, no event or condition exists, whether by action or by failure to act, that would reasonably be expected to adversely affect the qualified status of any such Qualified Plan.  Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, (i) each Company Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Plan, (ii) there is no pending or, to the knowledge of the Company, threatened Action against any Company Plan, any fiduciary thereof, the Company or any of its Subsidiaries other than routine claims for benefits and (iii) with respect to each Company Plan, all contributions, reimbursements and premium payments that are due have been made, and all contributions, reimbursements and premium payments for any period ending on or before the Closing that are not yet due have been made or properly accrued.

(e)            Except as provided pursuant to the terms of this Agreement, neither the execution of the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby (either alone or together with any other event) will (i) result in the accelerated vesting or payment of, or any increase in, or in the funding of, any compensation or benefits to any employee, officer or director (other than with respect to the treatment of Company Equity Awards in accordance with Section 2.8); (ii) result in the entitlement of any employee, officer or director to severance or termination pay or benefits; or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans.  The Company has provided to Parent prior to date of this Agreement a copy of any calculations that have been prepared regarding the impact of Section 280G of the Code and/or Section 4999 of the Code that would reasonably be expected to result from the consummation of the transactions contemplated by this Agreement (either alone or together with any other event).

(f)            Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, with respect to each Company Plan which is a group health plan, the Company and the Company ERISA Affiliates have complied with the health care continuation provisions of Section 4980B of the Code and corresponding provisions of ERISA, and neither the Company nor any of the Company ERISA Affiliates have incurred any Liability under Section 4980 of the Code.  No Company Plan provides any post-retirement medical, dental or life insurance benefits to any current or former employees (other than coverage mandated by applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985).

(g)            No current or former director, officer, employee, independent contractor or consultant of the Company or any Subsidiary of the Company is entitled to receive any gross-up or additional payment by reason of the “additional tax” or “excise tax” required by Section 409A or Section 4999 of the Code being imposed on such Person.

(h)            No Action (other than routine claims for benefits) is pending against or, to the knowledge of the Company, is threatened against, any Company Plan that, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(i)            Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, agreement with any works council, or labor contract.  To the knowledge of the Company, as of the date hereof there is no labor union organizing activity being conducted with respect to any material segment of Company Employees.  There is no labor strike, lockout, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company and no such strike, lockout, slowdown or stoppage has occurred since the Split-Off Date.

(j)            The Company is in compliance with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

Section 3.20                          Material Contracts.

(a)            Section 3.20(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.20(a) that is unexpired and effective as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or bound (any contract of the type described in this Section 3.20(a), whether or not set forth on Section 3.20(a) of the Company Disclosure Letter, each being referred to as a “Company Material Contract”):

(i)          any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act (other than any Company Plan);

(ii)          any Contract relating to Indebtedness (whether incurred, assumed, guaranteed, endorsed or secured by any asset) of the Company or any of its Subsidiaries for an amount in excess of $1,000,000, other than financial guarantees entered into in the ordinary course of business consistent with past practice, for an aggregate amount not in excess of $1,000,000; provided, that, Section 3.20(a)(ii) of the Company Disclosure Letter shall also set forth the amount of Indebtedness outstanding under each such Contract (other than as to any leases) as of the date of this Agreement;

(iii)          any Contract that (A) limits, or purports to limit, the ability of the Company or any of its Affiliates to compete in any line of business or within any geographic area or with any Person or (B) contains any exclusivity or similar provision for the benefit of any Third Party, other than, in the case of either clause (A) or (B), Contracts (x) entered into in the ordinary course of business consistent with past practice and (y) that do not purport to bind Affiliates of the Company (including Parent or any of its Affiliates after the Effective Time);

(iv)          any Contract that is a partnership, strategic alliance or joint venture agreement or similar Contract, other than any such Contract (A) entered into solely between or among the Company and/or its Wholly Owned Subsidiaries or (B) entered into between or among Vitalize or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, that is (x) not material to Vitalize and (y) involves aggregate consideration of $1,000,000 or less;

(v)          any Contract (other than any of the Collective Agreements or the Exchangeable Debentures Indenture) relating to the acquisition, ownership (including rights of first offer or rights of first refusal), disposition, conversion, pledging, hedging or voting of any Parent Common Shares or that limits in any material respect the ability of the Company or its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material businesses or material assets;

(vi)          any Contract that obligates the Company or any of its Subsidiaries to make any capital investment or capital expenditure, other than Contracts entered into in the ordinary course of business consistent with past practice and under which the obligation to make such capital investment or capital expenditure does not exceed $1,000,000 in the aggregate;

(vii)          (A) any Contract between the Company or any of its Subsidiaries, on the one hand, and (1) any of its Affiliates, on the other hand, other than any Contract solely between or among the Company and/or its Wholly Owned Subsidiaries, or (2) any Company Specified Person or any of their respective Affiliates, on the other hand, and (B) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(viii)          any real property lease or sublease to which the Company or any of its Subsidiaries is a party that contemplates annual payments in excess of $1,000,000;

(ix)          any Contract (other than any of the Collective Agreements or the Exchangeable Debentures Indenture) entered into after the Split-Off Date involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or the capital stock or other equity interests of another Person for aggregate consideration (in one or a series of related transactions) under such Contract of $1,000,000 or more;

(x)          any collective bargaining agreement or other Contract with any labor union or other employee representative or Group;

(xi)          any Contract with any counterparty set forth on Section 3.20(a)(xi) of the Parent Disclosure Letter;

(xii)          any Split-Off Tax Treatment Agreement; or

(xiii)          any Contract that commits the Company or any of its Subsidiaries to enter into any of the foregoing.

(b)            The Company has made available to Parent, prior to the date hereof, true, correct and complete copies of all Company Material Contracts.

(c)            (i) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to a Company Material Contract, is in breach or violation of, or in default under, any Company Material Contract, (ii) with respect to either the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party to a Company Material Contract, no event has occurred or circumstance exists which would reasonably be expected to result in a breach or violation of, or a default under, any Company Material Contract, in each case, with or without notice or lapse of time or both, and (iii) each Company Material Contract is valid and binding on the Company or one or more of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and one or more of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, in the case of each of the foregoing, other than as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

Section 3.21                          Anti-takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent, Merger Sub and Merger LLC set forth in Section 4.13, no “fair price,” “business combination,” “control share acquisition” or other similar anti-takeover statute or regulation in any jurisdiction applies or purports to apply to the Transaction Documents and the Voting Agreement, and the transactions contemplated hereby and thereby.

Section 3.22                          Ownership in Parent.  As of the date of this Agreement, the Company holds directly or indirectly 11,076,672 shares of Parent Common Stock, and LEXEB LLC holds directly 12,799,999 shares of Parent Class B Common Stock (such shares of Parent Common Stock and Parent Class B Stock collectively, the “Company Owned Parent Shares”).  All of the Company Owned Parent Shares are owned free and clear of any and all Encumbrances other than any Permitted Encumbrances described in clause (i) or (j) of the definition thereof.  Except for the Company Owned Parent Shares or pursuant to any Collective Agreement, the Company does not beneficially own any Parent Common Shares or any options or other rights to purchase or receive Parent Common Shares.

Section 3.23                          Brokers and Other Advisors.  Except for fees payable to Moelis pursuant to an engagement letter, a copy of which has been provided to Parent, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Company or its Affiliates in connection with the Transaction Documents or the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 3.24                          Opinion of Financial Advisor.  The Company Board has received the opinion of Moelis, financial advisor to the Company, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation thereof as set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the Company Stockholders, other than Parent, Diller, the Malone Group and their respective Affiliates.

Section 3.25                          Disclosure Documents.  The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Registration Statement, or any amendment or supplement thereto will not, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) or on the date that the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 3.25 do not apply to statements or omissions included or incorporated by reference in the Registration Statement or the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub or Merger LLC or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 3.26                          Investigation by the Company; Limitation on Warranties.  The Company has conducted its own independent review and analysis of the business, operations, assets, Liabilities, results of operations and financial condition of Parent and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent for such purposes.  In entering into this Agreement, except as expressly provided herein, the Company acknowledges that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER LLC

Except as set forth in (a) the Parent SEC Documents filed prior to the date of this Agreement (other than any disclosure set forth under “Risk Factors” or any “forward-looking statements” section or that are similarly cautionary, non-specific or predictive in nature) or (b) the corresponding section of the Parent Disclosure Letter (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section but only to the extent the relevance of a disclosure or statement therein to a section of this Article IV is reasonably apparent on its face) (provided, that, in no event will any disclosure in the Parent SEC Documents qualify or limit the representations and warranties in Sections 4.1 (Organization; Standing and Power), 4.2 (Capitalization), 4.3 (Authorization), 4.9 (Tax Matters), 4.10 (Brokers and Other Advisors), 4.12 (Investigation by Parent; Limitation on Warranties) or 4.13 (Ownership of Company Common Stock) of this Agreement), Parent, Merger Sub and Merger LLC represent and warrant to the Company as follows:

Section 4.1                          Organization; Standing and Power.  (a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (c) Merger LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (d) each of Parent, Merger Sub and Merger LLC has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (e) each of Parent, Merger Sub and Merger LLC is duly qualified or licensed to do business as a foreign corporation and foreign entity, respectively, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the cases of clauses (d) and (e) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.  Parent has made available to the Company, prior to the date hereof, a true, complete and correct copy of the organizational documents of Merger Sub and Merger LLC, in each case, in effect as of the date of this Agreement.

Section 4.2                          Capitalization.

(a)            The authorized capital stock of Parent consists of (i) one billion six hundred million (1,600,000,000) shares of Parent Common Stock, par value $0.0001 per share, (ii) four hundred million (400,000,000) shares of Parent Class B Common Stock, par value $0.0001 per share and (iii) one hundred million (100,000,000) shares of Parent Preferred Stock, par value $0.001 per share, issuable in series.  No other shares of capital stock of, or other equity or voting interests in, Parent are authorized.

(b)            As of the close of business on April 10, 2019, (i) 233,317,289 shares of Parent Common Stock were issued and 135,961,581 shares of Parent Common Stock were outstanding (in each case including 2,980 shares of Parent Restricted Stock issued and outstanding), (ii) 12,799,999 shares of Parent Class B Common Stock were issued and outstanding, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) 97,355,708 shares of Parent Common Stock were held in treasury by Parent or owned by its Subsidiaries and no shares of Parent Class B Common Stock were held in treasury by Parent or owned by its Subsidiaries, (v) 6,521,151 shares of Parent Common Stock and no shares of Parent Class B Common Stock, in each case, were reserved for issuance pursuant to Parent’s equity incentive plans, (vi) 4,569,460 shares of Parent Common Stock and no shares of Parent Class B Common Stock, in each case, were underlying outstanding share-settled Parent RSUs, (vii) cash-settled Parent RSUs corresponding to 18,636 shares of Parent Common Stock were issued and outstanding, (viii) 16,334,855 shares of Parent Common Stock and no shares of Parent Class B Common Stock, in each case, were reserved for issuance upon the exercise of outstanding unexercised Parent Stock Options, (ix) 40,108 shares of Parent Common Stock were underlying outstanding Parent SARs, (x) 2,630 shares of Parent Common Stock were underlying outstanding Share Units and (xi) no other shares of capital stock of, or other equity interests in, Parent were issued, reserved for issuance or outstanding.  All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with applicable securities Laws.  Except as provided by any Collective Agreement, there are no preemptive or similar rights granted by Parent to any holders of any class of securities of Parent.

(c)            Except as listed on Section 4.2(c) of the Parent Disclosure Letter, Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Parent Stockholders on any matter (“Voting Parent Debt”).

(d)            Except as set forth in Section 4.2(b) above, pursuant to any Collective Agreement, or as listed on Section 4.2(d) of the Parent Disclosure Letter, other than Parent Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which Parent is bound (i) obligating Parent to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of, or other equity interest in, Parent or any Voting Parent Debt, (ii) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, Parent.  As of the date of this Agreement, except pursuant to any Collective Agreement, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.  Except pursuant to any Collective Agreement, there are no proxies, voting trusts or other agreements or understandings to which Parent is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, Parent.

(e)            The authorized capital stock of Merger Sub consists solely of one hundred (100) shares of Merger Sub common stock.  As of the date of this Agreement, there are one hundred (100) shares of Merger Sub common stock issued and outstanding, all of which are held directly by Merger LLC.  All of the outstanding shares of Merger Sub common stock have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights.

(f)            The authorized capital interests of Merger LLC consist solely of membership interests, all of which are held directly by Parent.  All of the outstanding membership interests of Merger LLC have been duly authorized and validly issued.

(g)            The shares of Parent Common Stock to be issued as part of the Merger Consideration and pursuant to Section 2.8 have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any preemptive or other similar right.

Section 4.3                          Authorization.

(a)            Each of Parent, Merger Sub and Merger LLC has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, the New Governance Agreement and the Voting Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of the Transaction Documents to which any of Parent, Merger Sub and Merger LLC is a party, the New Governance Agreement and the Voting Agreement and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of Parent, Merger Sub and Merger LLC, and no other proceedings on the part of Parent, Merger Sub and Merger LLC are necessary to authorize the execution and delivery of the Transaction Documents, the New Governance Agreement, the Voting Agreement or the consummation of the transactions contemplated hereby and thereby, other than the approval of the adoption of this Agreement by the sole stockholder of Merger Sub.  Merger LLC has taken or will take all action as is necessary or advisable to authorize the Upstream Merger in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the LLC Act, and such authorization is and shall be the only limited liability company authorization of Merger LLC necessary to authorize the Upstream Merger.  This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and Merger LLC and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent, Merger Sub and Merger LLC, enforceable against Parent, Merger Sub and Merger LLC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)            The Special Committee has unanimously (i) determined that the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (other than Diller, the Company, and each of their respective Affiliates) and (ii) resolved to recommend that the Parent Board approve and declare advisable the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby (including for purposes of Section 203 of the DGCL).

(c)            The Parent Board, upon the unanimous recommendation of the Special Committee, has (i) determined that the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (other than Diller, the Company, and each of their respective Affiliates), (ii) approved and declared advisable the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby, and (iii) approved the Transaction Documents and the New Governance Agreement, as applicable, for purposes of Section 203 of the DGCL.

(d)            The Merger Sub Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved to recommend that the sole stockholder of Merger Sub approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption.

(e)            The sole member of Merger LLC has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Merger LLC and its sole member, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) taken or will take all action as is necessary or advisable to cause Merger LLC to authorize the Upstream Merger in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the LLC Act.

(f)            There is no vote of the holders of any class or series of capital stock of Parent necessary to adopt the Transaction Documents, the New Governance Agreement or the Voting Agreement or to consummate the transactions contemplated hereby and thereby under applicable Law or under the Parent Charter or Parent Bylaws.

Section 4.4                          Consents and Approvals; No Violations.

(a)            The execution, delivery and performance by Parent, Merger Sub and Merger LLC of the Transaction Documents to which it is a party, the execution, delivery and performance by Parent of the New Governance Agreement and the Voting Agreement and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of any Governmental Authority by Parent, Merger Sub and Merger LLC other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement and (B) such reports under the Exchange Act as may be required in connection with the Transaction Documents, the Voting Agreement, and the New Governance Agreement, and the transactions contemplated hereby and thereby, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or the rules and regulations of NASDAQ, (iv) the filing of the Upstream Merger Certificate or other documents as required by the DGCL and the LLC Act or (v) any other filings, registrations, notifications, authorizations, permits, licenses, declarations, Orders, consents or approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(b)            Except as set forth on Section 4.4(b) of the Parent Disclosure Letter, the execution, delivery and performance by Parent, Merger Sub and Merger LLC of the Transaction Documents to which it is a party, the execution, delivery and performance by Parent of the New Governance Agreement and the Voting Agreement and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated hereby and thereby, do not and will not (1) conflict with or violate any provision of the Parent Charter or Parent Bylaws or the certificate of incorporation or bylaws of Merger Sub or Merger LLC, (2) conflict with or violate any Law applicable to Parent, Merger Sub or Merger LLC or by which any property or asset of Parent, Merger Sub or Merger LLC is bound, (3) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments or requirements to purchase or redeem pursuant to, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any property or asset of Parent or any of its Subsidiaries is bound or (4) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of Parent, Merger Sub, or Merger LLC, except, with respect to clauses (ii), (iii) and (iv) of this Section 4.4(b) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(c)            No material filings or notifications are required pursuant to any Competition Law (other than the HSR Act) with respect to the transactions contemplated by this Agreement other than filings and notifications under such Competition Laws that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. For purposes of this Section 4.4, the term “Governmental Authority” shall include NASDAQ.

Section 4.5                          SEC Reports and Financial Statements.

(a)            Parent has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed or furnished by Parent since January 1, 2017 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”).  As of their respective dates, or if amended, as of the date of the last such amendment, the Parent SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”), (i) complied, as of its respective date of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with Regulation S-X under the Exchange Act and with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).

(c)            Parent has maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rules 13a-15 and 15d-15 under the Exchange Act) substantially as required by Rules 13a-15 and 15d-15 under the Exchange Act.  Parent’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Act.  Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document, or any amendment thereto, its conclusions about the effectiveness of the internal control structures and procedures as of the end of the period covered by such report or amendment based on such evaluation.  Based on Parent management’s most recently completed assessment of Parent’s internal controls over financial reporting, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal controls that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial data and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(d)            To the knowledge of Parent as of the date hereof, there are no outstanding or unresolved comments in any comment letters from the Staff of the SEC relating to the Parent SEC Documents and received by Parent prior to the date hereof that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.  None of the Parent SEC Documents filed on or prior to the date hereof is, to the knowledge of Parent as of the date hereof, subject to ongoing SEC review or investigation, that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(e)            Except as set forth on Section 4.5(e) of the Parent Disclosure Letter, Parent is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

Section 4.6                          No Undisclosed Liabilities.  Except as reflected or reserved against in the balance sheet of Parent dated December 31, 2018 included in the Form 10-K filed by Parent with the SEC on February 8, 2019 (or described in the notes thereto), neither Parent nor any of its Subsidiaries has any Liabilities except (a) Liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice, (b) Liabilities incurred in connection with the Transaction Documents or the transactions contemplated hereby and thereby and (c) Liabilities that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.  Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, Parent or any of its Subsidiaries in the Parent Financial Statements or Parent SEC Documents.

Section 4.7                          Litigation.  As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their respective properties or assets that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.  As of the date hereof, neither Parent nor any of its Subsidiaries (or any of its or their respective properties or assets) is subject to or bound by any Order and Parent and each of its Subsidiaries, as applicable, have complied with, and are now in compliance with, all such Orders, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

Section 4.8                          Compliance with Applicable Laws.

(a)            Parent and each of its Subsidiaries have, since January 1, 2017, complied, and are in compliance, in each case, with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. (i) To the knowledge of Parent, no investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or threatened that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents and (ii) no Governmental Authority has indicated in writing to Parent or any of its Subsidiaries prior to the date hereof an intention to conduct any such investigation or review.

(b)            Parent and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to the knowledge of Parent, no such Governmental Permits are subject to any formal revocation, withdrawal, suspension, cancellation, termination or modification action by the issuing Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c)            As of the date hereof, Parent is not required to register as an “investment company” under the Investment Company Act of 1940.

(d)            For purposes of this Section 4.8, the term “Governmental Authority” shall include NASDAQ.

Section 4.9                          Tax Matters.

(a)            All of the issued and outstanding shares of common stock of Merger Sub have been validly issued, are fully paid and non-assessable and are owned directly by Merger LLC, free and clear of any Encumbrances.

(b)            Merger LLC is disregarded as an entity separate from its owner, Parent, for U.S. federal tax purposes pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii).

(c)            Neither Parent nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that would reasonably be expected to (i) prevent or preclude the Combination from qualifying as a “reorganization” described in Section 368(a) of the Code, (ii) cause the Split-Off to fail to qualify as a tax-free distribution under Sections 355 and 361 of the Code to Qurate and the holders of Liberty Ventures Common Stock that received Company Common Stock in the Split-Off (except with respect to any cash received in lieu of fractional shares) or (iii) prevent or preclude Parent from making the Parent Tax Opinion Representations.

(d)            As of the date hereof, the representations set forth in the Parent Signing Split-Off Tax Opinion Representation Letter are true and correct in all material respects.

(e)            Parent is not aware of any fact, agreement, plan or other circumstance, and has not taken or failed to take any action, which fact, agreement, plan, circumstance, action or omission would preclude Parent from delivering the Parent Closing Split-Off Tax Opinion Representation Letter and the Parent Reorganization Tax Opinion Representation Letter immediately prior to the Closing.

(f)            After consultation with Parent Tax Counsel, Parent is not aware of any fact or circumstance which would or reasonably could prevent Parent Tax Counsel from delivering the Parent Reorganization Tax Opinion, assuming delivery to Parent Tax Counsel of the Parent Reorganization Tax Opinion Representation Letter and the Company Reorganization Tax Opinion Representation Letter.

(g)            To the knowledge of Parent, all statements of fact contained in the Split-Off Signing Tax Opinion, the 2016 Opinion, the Tax Sharing Agreement, the Reorganization Agreement and the Signing Split-Off Tax Opinion Representation Letters are true, accurate and complete in all material respects.

(h)            None of Parent, Merger Sub or Merger LLC is a party to any Split-Off Tax Treatment Agreement.

(i)            Parent is not aware of any fact which Parent believes will give rise to an indemnification obligation of the Company relating to the Split-Off Tax Treatment under the Tax Sharing Agreement, the basis for which claim exists or will exist prior to the Closing (it being agreed and understood that any fact related to the Combination and the transactions contemplated by the Collective Agreements shall not constitute a fact that violates this Section 4.9(i)).

Section 4.10                          Brokers and Other Advisors.  Except for fees payable to PJT and as set forth on Section 4.10 of the Parent Disclosure Letter, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by Parent or its Subsidiaries in connection with the Transaction Documents or the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.11                          Disclosure Documents.  The information with respect to Parent or any of its Subsidiaries (including Merger Sub or Merger LLC) that Parent supplies to the Company specifically for use in the Registration Statement, or any amendment or supplement thereto will not, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) or on the date that the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.11 do not apply to statements or omissions included or incorporated by reference in the Registration Statement or the Proxy Statement based upon information supplied to Parent by the Company or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.12                          Investigation by Parent; Limitation on Warranties.  Parent has conducted its own independent review and analysis of the business, operations, assets, Liabilities, results of operations and financial condition of the Company and acknowledges that Parent has been provided access to personnel, properties, premises and records of the Company for such purposes.  In entering into this Agreement, except as expressly provided herein, Parent acknowledges that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Section 4.13                          Ownership of Company Common Stock.  Except as set forth on Section 4.13 of the Parent Disclosure Letter, as of the date of this Agreement and since the Split-Off Date, Parent does not beneficially own, and has not beneficially owned, any shares of Company Common Stock, nor any Convertible Securities of the Company.  Except as set forth on Section 4.13 of the Parent Disclosure Letter, from and after the Split-Off Date, neither Parent nor any of its Affiliates has taken any action that has, directly or indirectly, caused any “fair price,” “business combination,” “control share acquisition” or other similar anti-takeover statute or regulation in any jurisdiction to apply or purport to apply to the Transaction Documents and the transactions contemplated hereby and thereby.

Section 4.14                          Operations of Merger Sub and Merger LLC. Each of Merger Sub and Merger LLC has been formed solely for the purpose of engaging in the Combination and, from the date of their formation until the Effective Time, neither Merger Sub nor Merger LLC have or will have engaged in any activities or incurred any liabilities or obligations other than other than in connection with the Transaction Documents and the New Governance Agreement and the transactions contemplated hereby and thereby.

ARTICLE V

COVENANTS

Section 5.1                          Conduct of the Company’s Business Pending the Effective Time.  From the date hereof until the Effective Time, except (x) as expressly required or expressly permitted by this Agreement or any other Transaction Document, or as expressly required by any Governance Instrument in effect as of the date hereof, (y) as consented to in writing by Parent (which consent shall not be unreasonably conditioned, withheld or delayed) or (z) as set forth in Section 5.1 of the Company Disclosure Letter, the Company will, and will cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice and (ii) use reasonable best efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties.  In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (1) as expressly required or expressly permitted by this Agreement or any other Transaction Document, or as expressly required by any Governance Instrument in effect as of the date hereof, (2) as consented to in writing by Parent (which consent shall not, except in the cases of clauses (a), (b)(i), (b)(ii), (c)(ii), (c)(iii), (d)(ii), (e), (i) and (l)(i) below, be unreasonably conditioned, withheld or delayed) or (3) as set forth in the Company Disclosure Letter:

(a)            Governing Documents.  The Company shall not amend or propose to amend the Company Charter or Company Bylaws and shall cause each of its Subsidiaries not to amend or propose to amend its respective certificate of incorporation or bylaws or similar organizational or governing documents.

(b)            Issuance of Securities.  The Company shall not, and shall cause each of its Subsidiaries not to, (i) authorize for issuance, issue or deliver, sell or transfer or agree or commit to issue, deliver, sell or transfer any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries or Convertible Securities or other rights of any kind to acquire, any shares of capital stock of or any other equity interest in the Company or any of its Subsidiaries, other than the issuance of Company Common Stock pursuant to Company Equity Awards issued under the Company Plans and outstanding as of the date of this Agreement, (ii) amend or modify any term or provision of any of its outstanding equity securities or (iii) accelerate or waive any restrictions pertaining to the vesting of any Company Equity Awards, warrants or other rights of any kind to acquire any shares of capital stock or other equity interests in the Company.

(c)            No Dispositions.  The Company shall not, and shall cause each of its Subsidiaries not to, sell, pledge, dispose of, transfer, lease, license, exercise, convert or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, exercise, conversion or encumbrance of, (i) any tangible or intangible property or assets of the Company or any of its Subsidiaries, except (A) sales of products and services in the ordinary course of business consistent with past practice, (B) non-exclusive licenses in connection with the marketing, promotion or sales of products and services in the ordinary course of business consistent with past practice, (C) pledges or other encumbrances to the extent they are a Permitted Encumbrance or (D) to the Company or a Wholly Owned Subsidiary of the Company, (ii) any Company Owned Parent Shares or (iii) any Convertible Securities issued by the Company outstanding on the date hereof.

(d)            No Acquisitions.  The Company shall not, and shall cause each of its Subsidiaries not to, (i) acquire or agree to acquire, directly or indirectly, by merger, consolidation or otherwise, or by purchasing an equity interest in, or a portion of, any properties or assets constituting all or part of any business, other than inventory in the ordinary course of business consistent with past practice or (ii) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

(e)            Dividends; Changes in Stock.  The Company shall not, and shall cause each of its Subsidiaries not to, and shall not propose or commit to (and shall cause each of its Subsidiaries not to propose or commit to), (i) declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock or other equity interests of the Company or any of its Subsidiaries (other than any dividend or distribution by a Wholly Owned Subsidiary of the Company to the Company or another Wholly Owned Subsidiary of the Company) or enter into any voting agreement with respect to the capital stock or other equity interests of the Company or any Subsidiary of the Company, (ii) reclassify, combine, split or subdivide any capital stock or other equity interests of the Company or any Subsidiary of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or other equity interests of the Company or any Subsidiary of the Company, or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of or other equity interests in the Company or any of its Subsidiaries (other than in connection with the exercise, settlement or vesting of any Company Equity Awards).

(f)            Investments; Indebtedness.  The Company shall not, and shall cause each of its Subsidiaries not to, or otherwise agree to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than investments by the Company or a Wholly Owned Subsidiary of the Company to or in any Wholly Owned Subsidiary of the Company in the ordinary course of business consistent with past practice, (ii) incur, assume or modify any Indebtedness or (iii) assume, guarantee, endorse, grant an Encumbrance on any of its assets as security or otherwise become liable or responsible (directly or contingently) for Indebtedness of another Person.

(g)            Material Contracts.  The Company shall not, and shall cause each of its Subsidiaries not to (i) cancel, terminate, extend, renew or materially amend any Company Material Contract, (ii) waive, release or assign, in any respect, any material rights or obligations under any Company Material Contract, (iii) enter into any Contract which would have been a Company Material Contract pursuant to clause (i), (iii), (iv), (v), (vii), (viii), (ix), (x), (xi), (xii) and (to the extent relating to the foregoing, (xiii)) of the definition thereof if entered into prior to the date hereof or (iv) give any notice pursuant to Section 3.2(b) of the Services Agreement (other than as contemplated by the agreements set forth in Section 3.20(a)(vii) of the Company Disclosure Letter).

(h)            Benefits Changes.  Except as required under applicable Law or the terms of any Company Plan as in effect on the date of this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to (i) increase the compensation or benefits of, or grant, provide or increase any bonus, severance, change of control or retention payments or benefits to, any Company Employee or non-employee director, other than (A) in the event that the Closing does not occur by January 1, 2020, annual wage increases for Vitalize employees scheduled for, and effective as of, January 1, 2020, which shall not exceed 4% in the aggregate (the “Annual Adjustment”) and (B) increases in the wages of any Company Employee or non-employee director outside of the Annual Adjustment, and grants of retention payments to any Company Employee or non-employee director, in amounts not greater than $33,000 per month in the aggregate for all such increases pursuant to this clause (B) beginning on the date hereof, such amounts to rollover to subsequent months if not used; provided that the increases applicable to any individual shall not exceed $10,000; (ii) make or forgive any loans or advances to, any Company Employee or non-employee director; (iii) establish, adopt, or enter into any new collective bargaining, pension, other retirement, deferred compensation, equity or equity-like compensation, or other compensation or benefit agreement, plan or arrangement for the benefit of any current or former Company Employee or non-employee director that is not otherwise provided for in this Section 5.1(h), other than in relation to changes to health and welfare plans in the ordinary course of business consistent with past practice, the cost of which are not material; (iv) amend or modify any existing Company Plan, other than changes to health and welfare plans in the ordinary course of business consistent with past practice, the cost of which are not material; (v) accelerate the payment of compensation or benefits to any Company Employee or non-employee director; (vi) renew or enter into any modification of any collective bargaining agreement or implement or announce any reduction in labor force (other than individual employee terminations with respect to Company Employees with a title or role lower than Vice President in the ordinary course of business consistent with past practice (provided, that for the avoidance of doubt, the Company shall be permitted to terminate Company Employees with a title or role of Vice President or higher for cause)) or mass lay-offs; (vii) provide any funding for any rabbi trust or similar arrangement; or (viii) hire any new employees (or promote any existing employees) outside the ordinary course of business consistent with past practice, other than (A) as is consistent with the Vitalize Budget and set forth in Section 5.1(h)(viii)(A) of the Company Disclosure Letter or (B) if not included in such Vitalize Budget, such that the annual wages and bonuses offered to such new employees do not exceed 5% on an aggregate basis of the budgeted amount for new employee wages and bonuses as set forth in Section 5.1(h)(viii)(A) of the Company Disclosure Letter.

(i)            Accounting Matters.  The Company shall not change its method of accounting, except (i) as required by changes in GAAP or Regulation S-X under the Exchange Act or (ii) as may be required by a change in applicable Law.  The Company shall not, and shall cause each of its Subsidiaries not to, change its or any such Subsidiary’s fiscal year.

(j)            Tax Matters.  Except as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, (i) make or change any material Tax election, (ii) settle or compromise any material Tax Liability with any Governmental Authority, (iii) surrender any right to claim a material refund of Taxes, (iv) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, (v) change any material method of Tax accounting, (vi) enter into any a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law); or (vii) apply for any Tax ruling.

(k)            Capital Expenditures.  The Company shall not, and shall cause each of its Subsidiaries not to, authorize, or enter into any commitment for, any capital expenditures (including, for the avoidance of doubt, purchases of fixed assets and capitalization of website and software development costs) that would result in the aggregate amount of such capital expenditure authorizations, commitments and spend at any point in time from and after the date of this Agreement exceeding 110% of the aggregate year-to-date amount budgeted set forth in the Vitalize Budget under “Capital Expenditures” and “IDS.”

(l)            Lines of Business/New Subsidiaries.  The Company shall not, and shall cause each of its Subsidiaries not to, (i) enter into any new line of business other than the lines of business in which the Company and its Subsidiaries are currently engaged as of the date of this Agreement or (ii) establish any new Subsidiary, or any joint venture or other partnership, collaboration or similar arrangement, unless such joint venture, partnership, collaboration or similar arrangement is between Vitalize or any of its Subsidiaries, on the one hand, and a third party, on the other hand, and is not material to Vitalize.

(m)            Discharge of Liabilities.  Except as expressly permitted in this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to, pay, discharge, settle or compromise, or fail to defend, any Actions before any Governmental Authority or consent to the entry of any Order in connection therewith, other than (i) in the ordinary course of business consistent with past practice where the amounts paid or to be paid by the Company and its Subsidiaries are in an amount less than $1,000,000 in the aggregate (net of amounts covered by (and actually received in respect of) insurance policies of the Company and its Subsidiaries), (ii) that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries and (iii) that do not impose restrictions (in any material respect) on the business of the Company or any of its Subsidiaries, or on the Surviving Corporation or the Surviving Company, as applicable, following the Effective Time or the Upstream Effective Time.

(n)            General.  The Company shall not, and shall cause each of its Subsidiaries not to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing set forth in this Section 5.1.

Section 5.2                          Conduct of Parent’s Business Pending the Effective Time.  From the date hereof until the Effective Time, except (x) as expressly required or expressly permitted by this Agreement or any other Transaction Document, the Voting Agreement or the New Governance Agreement or as expressly required by any Governance Instrument in effect as of the date hereof, (y) as set forth on Section 5.2(a) of the Parent Disclosure Letter or (z) as consented to in writing by the Company (which consent shall not be unreasonably conditioned, withheld or delayed):

(a)            Governing Documents.  Parent shall not, and shall cause each of Merger Sub and Merger LLC not to, amend the Parent Charter or Parent Bylaws or the organizational or governing documents of Merger Sub or Merger LLC.

(b)            No Dissolution.  Parent shall not authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Parent.

(c)            Dividends; Changes in Stock.  Parent shall not (i) reclassify, combine, adjust, split or subdivide any capital stock of Parent or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock of Parent, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of or other equity interests in Parent (other than (x) in connection with the exercise, settlement or vesting of any equity awards with respect to shares of capital stock of Parent, (y) any cash repurchases of capital stock of Parent made pursuant to ordinary course share repurchase programs or (z) any such action not effected until after the Closing) or (iii) declare with a record date or ex-dividend date that is at or prior to the Closing or pay at or prior to the Closing any dividend or other distribution payable in cash, stock, property or otherwise, with respect to its capital stock or other equity interests; provided, that, this clause (iii) shall not prohibit the payment of quarterly cash dividends with respect to shares of capital stock of Parent in the ordinary course and in a manner (including amount and timing of payment) consistent with past practice (except as contemplated by Section 2.6(b) of the Parent Disclosure Letter); provided, further, that, any dividend or other distribution not prohibited by this clause (iii) shall remain subject to Parent’s obligations set forth in Section 5.8.

(d)            General.  Parent shall not, and shall cause each of its Subsidiaries not to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing set forth in this Section 5.2.

Section 5.3                          No Solicitation by the Company; Alternative Company Transaction.

(a)            The Company will, and will cause each of its Subsidiaries and each of the directors, officers and employees of the Company and each of its Subsidiaries to, and shall instruct and use reasonable best efforts to cause their respective other Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Third Party or its representatives conducted prior to the date hereof with respect to any Alternative Company Transaction Proposal. The Company will promptly request each such Person that has, within the twelve (12) months preceding the date hereof, executed a confidentiality agreement in connection with its consideration of any Alternative Company Transaction to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries and will promptly terminate access by all Persons (other than Parent and its Representatives) to any physical or electronic data rooms relating to a possible Alternative Company Transaction.  The Company shall not, and shall cause its Subsidiaries and each of the directors, officers and employees of the Company and its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making or announcement of any proposal or offer (including any proposal or offer to the Company Stockholders) that constitutes, or would reasonably be expected to lead to, an Alternative Company Transaction Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Alternative Company Transaction Proposal or (iii) furnish to any Person any non-public information with respect to the Company and its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person or Group (other than Parent and its Representatives), in each case to knowingly facilitate or encourage the making of, or knowingly cooperate in any way that would reasonably be expected to lead to, any Alternative Company Transaction Proposal, except in each case as expressly permitted by this Section 5.3; provided, that, notwithstanding anything to the contrary in this Agreement pertaining to the Company’s ability to enter into, continue or participate in any discussions with any Person regarding an Alternative Company Transaction Proposal, the Company or any of its Representatives may in any event (A) in good faith seek to clarify the terms and conditions of any bona fide unsolicited Alternative Company Transaction Proposal to determine whether such Alternative Company Transaction Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal (it being understood that any such communications shall be with the Third Party (or its representatives) making such Alternative Company Transaction Proposal and shall be limited to the clarification of the Alternative Company Transaction Proposal made by such Third Party and subject to Section 5.3(b) shall not include (x) any negotiations or similar discussions with respect to such Alternative Company Transaction Proposal or (y) the Company’s view or position with respect thereto) and (B) inform any Person that makes an Alternative Company Transaction Proposal of the restrictions imposed by the provisions of this Section 5.3.

(b)            Superior Company Proposal.  Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, if, following the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company receives a bona fide written Alternative Company Transaction Proposal which did not result from a breach of this Section 5.3, upon a good faith determination by the Company Board (after consultation with its outside legal counsel and financial advisor) (i) that such Alternative Company Transaction Proposal constitutes, or is reasonably expected to lead to, a Superior Company Proposal and (ii) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and subject to compliance with Section 5.3(c), the Company and its Representatives may then take the following actions:

(i)          Furnish any information with respect to the Company and its Subsidiaries to, and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, the Person or Group (and their respective representatives) making such Alternative Company Transaction Proposal; provided, that, prior to furnishing any such information, it receives from such Person or Group an executed confidentiality agreement containing terms and restrictions at least as restrictive as the terms contained in the Confidentiality Agreement (other than de minimis differences) and that does not contain any provision requiring the Company or its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses of any nature; provided, further, that the Company shall not furnish to any such Person or Group any information furnished by or on behalf of Parent or its Representatives to the Company or its Representatives in accordance with the provisions of the Confidentiality Agreement or otherwise on a confidential basis; and

(ii)          Following the execution of the confidentiality agreement referenced in the foregoing clause (i), engage in discussions or negotiations with such Person or Group (and their Representatives) with respect to such Alternative Company Transaction Proposal.

(c)            Notification.  In addition to the obligations of the Company set forth in Section 5.3(a), (b) and (d), as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Company Transaction Proposal or any request for information from, or for the initiation of negotiations with, the Company or its Representatives concerning an Alternative Company Transaction Proposal, the Company shall provide Parent with an initial written notice of such Alternative Company Transaction Proposal or request.  Such notice shall include a written summary of the material terms and conditions of such Alternative Company Transaction Proposal or request (including unredacted copies of any such written Alternative Company Transaction Proposal or request), and the identity of the Person or Group making such Alternative Company Transaction Proposal or request.  In addition, the Company shall (i) keep Parent reasonably currently informed of the status of, and negotiations (if any) regarding, and any material developments affecting the terms and conditions of, such Alternative Company Transaction Proposal or request and (ii) provide Parent promptly (and in any event within forty-eight (48) hours) with all non-public information concerning the Company or any of its Subsidiaries that is made available to the Person or Group of Persons making such Alternative Company Transaction Proposal or request (or any of their Representatives), which was not previously made available to Parent or its Representatives.  Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after any determination) advise Parent in writing if the Company Board determines to begin providing information or engaging in discussions concerning an Alternative Company Transaction Proposal pursuant to Section 5.3(b).

(d)            Change of Recommendation.  Except as expressly permitted by this Section 5.3(d), the Company Board shall not, nor shall any committee thereof, directly or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Company Board or committee thereof of this Agreement, or, subject to the right of the Company Board to make a Company Adverse Recommendation Change in accordance with this Section 5.3(d), fail to include the Company Board’s recommendation that the Company Stockholders approve the adoption of this Agreement in the Proxy Statement when disseminated to the Company Stockholders (and at all times thereafter prior to receipt of the Company Stockholder Approval), (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Company Transaction Proposal, (C) make any public recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or fail to recommend against acceptance of such tender or exchange offer by the close of business on the 10th business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act (it being understood and agreed that the Company Board (or any committee thereof) may take no position with respect to an Alternative Company Transaction Proposal that is a tender offer or exchange offer during the period referred to in this clause), (D) other than with respect to a tender offer or exchange offer, fail to publicly reaffirm its recommendation of this Agreement within five (5) Business Days after Parent so requests in writing if an Alternative Company Transaction Proposal or any material modification thereto shall have been made public or sent or given to the Company Stockholders (or any Person or Group shall have publicly announced an intention, whether or not conditional, to make an Alternative Company Transaction Proposal), it being understood that this clause (D) shall only apply to one (1) such request by Parent per such Alternative Company Transaction Proposal or material modification, as applicable, or (E) resolve, agree or publicly propose to do any of the foregoing (each action or failure to act described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting, or providing for, any Alternative Company Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger.  Notwithstanding anything to the contrary set forth in this Section 5.3(d), at any time prior to obtaining the Company Stockholder Approval, the Company Board may, subject to compliance with Section 5.3(e), solely in response to (1) a Company Intervening Event, make a Company Adverse Recommendation Change under subclause (A) or (to the extent related to subclause (A)) (E) of the definition thereof or (2) a Superior Company Proposal that did not result from a breach of Section 5.3(a), make a Company Adverse Recommendation Change, if, in either case, the Company Board determines in good faith after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(e)            The Company shall not make a Company Adverse Recommendation Change in response to a Company Intervening Event or a Superior Company Proposal unless:

(i)          in the case of a Superior Company Proposal, such Superior Company Proposal has been made and has not been withdrawn and continues to be a Superior Company Proposal; and

(ii)          the Company shall have first (A) provided to Parent four (4) Business Days’ prior written notice (the “Company Notice Period”), which notice shall state expressly (1) that a Company Intervening Event has occurred or that the Company has received a Superior Company Proposal, as applicable, (2) (x) in the case of a Company Intervening Event, the material facts underlying such Company Intervening Event, in reasonable detail, or (y) in the case of a Superior Company Proposal, the material terms and conditions of the Superior Company Proposal (including the per share value of the consideration offered therein and the identity of the Person or Group making the Superior Company Proposal), and the Company shall provide to Parent unredacted copies of the relevant transaction agreements with the Person or Group making such Superior Company Proposal and other material documents related thereto (it being understood and agreed that any amendment (or subsequent amendment) to the financial terms, including to the proposed purchase price, or to any other material term of such Superior Company Proposal shall each require the Company to provide a new notice to Parent in accordance with this Section 5.3(e), provided, that, the Company Notice Period in connection with any such new notice shall be two (2) Business Days (the “Amended Company Notice Period”), but no such Amended Company Notice Period shall shorten the Company Notice Period) and (3) that in response to such Company Intervening Event or Superior Company Proposal, the Company intends to make a Company Adverse Recommendation Change, and (B) prior to making a Company Adverse Recommendation Change, during the Company Notice Period or the Amended Company Notice Period, as applicable, to the extent requested by Parent, engaged, and directed its Representatives to engage, in good faith negotiations with Parent during such Company Notice Period or Amended Company Notice Period, as applicable, to amend this Agreement to permit the Company Board not to make such Company Adverse Recommendation Change, and considered in good faith any bona fide offer (a “Parent Offer”) by Parent to the Company, and, after such negotiations and good faith consideration of such Parent Offer, if any, the Company Board again makes the determination described in the last sentence of Section 5.3(d) (it being understood that the delivery of the notification contemplated by this Section 5.3(e) shall not, in and of itself, constitute a Company Adverse Recommendation Change).

(f)            Tender Offer Rules. Except as expressly prohibited by Section 5.3(d), nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to Company Stockholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any “stop-look-and-listen” or similar communication to the Company Stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided, that, (A) in no event shall this Section 5.3(f) affect the obligations specified in this Section 5.3 (or the consequences thereof in accordance with this Agreement) or the definition of Company Adverse Recommendation Change and (B) any such disclosure (other than the issuance by the Company of a “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that is otherwise within the definition of “Company Adverse Recommendation Change” shall be deemed a Company Adverse Recommendation Change for all purposes of this Agreement.

(g)            Certain Restrictions.  The Company shall not, and shall not permit any of its Subsidiaries, or any of its or their Representatives on the Company’s or its Subsidiaries’ behalf, to, enter into any confidentiality agreement that prohibits the Company or any of its Subsidiaries from complying with its obligations to Parent.

Section 5.4                          Registration Statement and Prospectus.

(a)            As promptly as practicable following the date hereof, and in any event within twenty (20) Business Days following the date of this Agreement, Parent and the Company shall prepare, and (assuming Parent has received all required information from the Company) Parent shall file with the SEC a Registration Statement on Form S-4 (together with any amendments thereof or supplements thereto, the “Registration Statement”), in which the proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) furnished to Company Stockholders in connection with the meeting of the Company Stockholders for the purpose of considering and voting upon this Agreement (the “Company Stockholders Meeting”) will be included.  Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement and any other filings required to be made with the SEC in connection with the transactions contemplated by the Transaction Documents to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby.  Each of Parent and the Company shall furnish all information concerning it and its respective Subsidiaries and affiliates as may reasonably be requested by the other Party in connection with such actions and the preparation of the Proxy Statement and the Registration Statement and any other filings required to be made with the SEC in connection with the transactions contemplated by the Transaction Documents.  The Company will cause the Proxy Statement to be mailed to Company Stockholders promptly after the Registration Statement is declared effective under the Securities Act.

(b)            All filings by the Company or Parent with the SEC in connection with the transactions contemplated by the Transaction Documents and all mailings by the Company to the Company Stockholders in connection with the Merger and the other transactions contemplated by the Transaction Documents shall be subject to the prior review and reasonable comment by the other Party.

(c)            Each of Parent and the Company shall (i) as promptly as practicable notify the other of (A) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Registration Statement or any other filings required to be made with the SEC in connection with the transactions contemplated by the Transaction Documents (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction) and (B) any request by the SEC for any amendment or supplements to the Proxy Statement or the Registration Statement or any other filings required to be made with the SEC in connection with the transactions contemplated by the Transaction Documents, or for additional information with respect thereto and (ii) supply each other with copies of (A) all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to (x) the Proxy Statement, (y) the Registration Statement or (z) any other filings required to be made with the SEC in connection with the transactions contemplated by the Transaction Documents and (B) all Orders of the SEC relating to the Registration Statement.

(d)            If at any time prior to the Effective Time any information relating to the Company, Parent, Merger Sub, Merger LLC or any of their respective affiliates and Subsidiaries, directors or officers, is discovered by the Company, Parent, Merger Sub or Merger LLC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement or any other filing required to be made with the SEC and disseminated to the Company Stockholders, so that none of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders.

(e)            Unless this Agreement has been terminated pursuant to Section 7.1, the Company shall duly give notice of, convene and hold the Company Stockholders Meeting (in compliance with applicable Law and the Company Charter and Company Bylaws) as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act and the Staff of the SEC advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, for the purpose of seeking the Company Stockholder Approval and, subject to Section 5.3(d), shall use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approval.  Notwithstanding the foregoing, the Company shall not adjourn or postpone the Company Stockholders Meeting without Parent’s prior written consent other than (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith after consultation with outside legal counsel is necessary under Law is provided to the Company Stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time for which the Company Stockholders Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (C) otherwise to comply with applicable Law; provided, that, in the case of either clauses (A), (B) or (C), the Company Stockholders Meeting shall only be adjourned or postponed for a minimum time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect the Company’s obligation to hold the Company Stockholders Meeting as aforesaid).  The Company shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with applicable Law and the Company Charter and the Company Bylaws.  Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.4(e) (including its obligation to hold the Company Stockholders Meeting at which this Agreement shall be submitted to the Company Stockholders for adoption as aforesaid) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Company Transaction Proposal or by a Company Adverse Recommendation Change.  Prior to the date of the Company Stockholders Meeting, the Company shall, upon the reasonable request of Parent, direct the proxy solicitor or other agent of the Company to advise Parent as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval at the same frequency as such information is provided to the Company.  Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company Stockholders in connection therewith) that the Company shall propose to be voted on by Company Stockholders at the Company Stockholders Meeting.

(f)            Except to the extent expressly permitted by Section 5.3(d), (i) the Company Board shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholders Meeting and (ii) the Proxy Statement shall include a statement to the effect that the Company Board recommends that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders Meeting.

Section 5.5                          Information and Access.

(a)            From the date hereof until the Effective Time, but subject to Section 5.20, upon reasonable notice and subject to applicable Law, the Company will (and will cause its Subsidiaries, and its and their officers, directors, employees and contractors to, and use reasonable best efforts to cause its other Representatives and Affiliates, to) afford to the officers, employees, counsel, bankers, accountants and other authorized Representatives of Parent reasonable access during normal business hours and upon reasonable prior notice to all its properties, personnel, books and records, consistent with Parent’s rights and obligations under this Agreement and furnish promptly to such Persons such information concerning its business, properties, personnel and affairs as such Persons will from time to time reasonably request consistent with Parent’s rights and obligations under this Agreement.  The Company shall be entitled to have a Representative present all times during any such inspection, and all such inspections granted pursuant to this Section 5.5 shall be subject to the Company’s reasonable security measures.  Subject to the terms of this Agreement, the Company shall maintain and exercise complete control and supervision over the Company and its Subsidiaries.

(b)            From the date hereof until the Effective Time, subject to applicable Law, Parent shall act reasonably and in good faith in responding to such requests for information as the Company will from time to time reasonably make, to the extent reasonably necessary to enable the Company to consummate the transactions contemplated hereby in accordance with the terms herewith and consistent with the Company’s rights and obligations under this Agreement.

(c)            No investigation or information provided pursuant to this Section 5.5 shall affect or otherwise obviate or diminish any representations or warranties of any Party or conditions to the obligations of any Party.

(d)            Each of the Company and Parent will hold all information furnished by or behalf of the other Party or its Representatives pursuant to this Section 5.5 in confidence in accordance with the provisions of that certain Mutual Non-Disclosure Agreement, dated as of December 20, 2017, as amended by the Amendment to Mutual Non-Disclosure Agreement, dated as of November 30, 2018 (the “Confidentiality Agreement”), by and between the Company and Parent.

Section 5.6                          Reasonable Best Efforts.Subject to the terms and conditions herein provided, each of Parent, Merger Sub, Merger LLC and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as reasonably practicable the transactions contemplated by or related to the Transaction Documents and the New Governance Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article VI).  Notwithstanding the foregoing, each of Parent, Merger Sub, Merger LLC and the Company shall use their reasonable best efforts to obtain consents of all Governmental Authorities and Third Parties necessary to consummate the transactions contemplated by or related to the Transaction Documents and the New Governance Agreement.  Each Party hereto shall make an appropriate filing, if necessary, pursuant to the HSR Act (or any other Competition Law) with respect to the transactions contemplated by or related to the Transaction Documents and the New Governance Agreement as promptly as practicable after the date of this Agreement (which filing to the extent applicable shall request early termination of any applicable waiting period) and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act (or any other Competition Law).  Without limiting the foregoing, (a) each Party and its respective controlled Affiliates shall not extend (or take any action with the effect of extending) any waiting period or comparable period under the HSR Act (or any other Competition Law) or enter into any agreement with any Governmental Authorities not to consummate the transactions contemplated hereby or by any of the other Transaction Documents and the New Governance Agreement, except with the prior written consent of the other Parties hereto, (b) the Parties agree to use their reasonable best efforts to satisfy the closing condition set forth in Section 6.1(c) and to defend any Actions by any Governmental Authority challenging this Agreement or any of the other Transaction Documents or that would otherwise prevent or delay the consummation of the transactions contemplated hereby or thereby (including the transactions contemplated by the New Governance Agreement), (c) Parent, Merger Sub and Merger LLC agree to take (and Parent’s, Merger Sub’s and Merger LLC’s “reasonable best efforts” with respect to the satisfaction of the closing condition set forth in Section 6.1(b) shall expressly include the taking of), and cause their respective controlled Affiliates to take, all actions that are necessary or as may be required by any Governmental Authority to obtain any authorization or consent from a Governmental Authority required to satisfy the closing condition set forth in Section 6.1(b) to enable the Closing to occur on or prior to the Drop Dead Date; provided, that, (i) any such actions shall be conditioned on the consummation of the Closing and (ii) nothing in this Agreement shall require Parent to enter into or agree to any modifications to any of the terms and conditions of any of the Transaction Documents or the New Governance Agreement, and (d) the Parties agree to the matters set forth on Section 5.6 of the Company Disclosure Letter.  Prior to making any application to or filing with any Governmental Authority in connection with the transactions contemplated by or related to this Agreement, each Party will (a) provide the other Party with any information or documents that the other Party may reasonably require to prepare any such application or filing, and (b) provide the other Party with drafts thereof and afford the other Party a reasonable opportunity to comment on such drafts.  For purposes of this Section 5.6, the term “Governmental Authority” shall include NASDAQ.

Section 5.7                          Section 16 Matters.  Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions from or dispositions to Parent or the Company of Parent Common Shares or Company Common Stock, as applicable, resulting from the transactions contemplated by the Transaction Documents (including securities deliverable upon exercise, vesting or settlement of any Company Equity Awards or Parent Equity Awards or other derivative securities) by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or the Company, respectively, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.8                          Tax Matters.

(a)            Parent, the Company, Merger LLC and Merger Sub intend that, for U.S. federal income tax purposes, the Combination shall be treated as a single integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Each of Parent, the Company, Merger LLC and Merger Sub (i) shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Combination to so qualify, (ii) shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment, (iii) shall use their reasonable best efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the Tax Opinions and (iv) will cooperate with the tax counsel that are to render the Tax Opinions by providing appropriate representations as to factual matters on the Closing Date and the date of any Reorganization Tax Opinions delivered in connection with the Registration Statement, as applicable, including in the case of the Company, the Company Tax Opinion Representations, and in the case of Parent, the Parent Tax Opinion Representations.

(b)            Parent, the Company, Merger LLC and Merger Sub hereby adopt this Agreement as well as any other agreements entered into pursuant to this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

(c)            None of Parent, the Company, Merger LLC or Merger Sub shall, nor shall they permit their Affiliates to, take any action, and Parent, the Company, Merger LLC and Merger Sub shall not, and shall ensure that their Affiliates do not, fail to take any action, which action or failure to act would prevent, preclude or impede the Combination from qualifying (or reasonably would be expected to cause the Combination to fail to qualify) as a “reorganization” within the meaning of Section 368(a) of the Code.

(d)            None of Parent, the Company, Merger LLC or Merger Sub shall, nor shall it permit its Affiliates to, take any action, and each of Parent, the Company, Merger LLC and Merger Sub shall not, and shall ensure that its Affiliates do not, fail to take any action, which action or failure to act would cause (or reasonably would be expected to cause) (i) Section 355(e) of the Code to apply to the Split-Off, (ii) the Split-Off to fail to qualify in whole to Qurate, the Company, their respective Subsidiaries and the former holders of Liberty Ventures Common Stock (except with respect to any cash received in lieu of fractional shares) for non-recognition of income, gain and loss under Sections 355 and 361 of the Code or (iii) the Company or any of its Subsidiaries to have an indemnification obligation in respect of any Transaction Taxes or Transaction Tax-Related Losses under the Tax Sharing Agreement (it being agreed and understood that the entry into any Transaction Document (and the entry into the Voting Agreement and the New Governance Agreement) and the consummation of the Combination and the transactions contemplated by the Transaction Documents (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) shall not constitute actions that violate this Section 5.8(d)).

(e)            Immediately prior to the Closing, the Company shall execute and deliver (i) the Company Closing Split-Off Tax Opinion Representation Letter to Company Split-Off Tax Counsel and (ii) the Company Reorganization Tax Opinion Representation Letter to Parent Tax Counsel and Company Reorganization Tax Counsel.  Immediately prior to the Closing, the Company shall provide Parent with a true copy of the Split-Off Closing Tax Opinion and each of the Closing Split-Off Tax Representation Letters (other than the Parent Closing Split-Off Tax Opinion Representation Letter).

(f)            Immediately prior to the Closing, Parent shall execute and deliver (i) the Parent Closing Split-Off Tax Opinion Representation Letter to Company Split-Off Tax Counsel and (ii) the Parent Reorganization Tax Opinion Representation Letter to Parent Tax Counsel and Company Reorganization Tax Counsel.

Section 5.9                          Public Announcements.  The Company and Parent shall consult with each other before issuing, and will provide each other the opportunity to review and reasonably comment upon, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned), except as either Party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if it has used reasonable best efforts to consult with the other Party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 5.3 (or for Parent to respond to any such disclosure or action).  In addition, except (i) to the extent disclosed in or consistent with the Registration Statement or Proxy Statement in accordance with the provisions of Section 5.4, (ii) to the extent necessary to comply with such Party’s periodic reporting obligations under the Exchange Act, (iii) for any consent given in accordance with this Section 5.9 or (iv) as expressly permitted by Section 5.3 (or for Parent to respond to any such disclosure or action), neither Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld, delayed or conditioned.  The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the parties.  Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the consultation procedures set forth in this Section 5.9 have been followed, either Party may issue such additional publications or press releases and make such other customary announcements without consulting with any other Party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of, and are reasonably consistent in tone and tenor with, the disclosure included in the press release or public statement with respect to which the other Party had been consulted.

Section 5.10                          Expenses.  Whether or not the Combination is consummated, all costs and expenses incurred or to be incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party (or, in the case of Merger Sub and Merger LLC, by Parent) incurring such cost or expense.

Section 5.11                          Indemnification and Insurance.

(a)            For a period of six (6) years after the Effective Time (and until such later date as of which any (1) Action against any Indemnified Party commenced during such six (6)-year period and (2) Permitted Parent Access Circumstance commenced during such six (6) year period, in each case shall have been finally disposed of) (such six (6) year anniversary of the Effective Time or, if applicable, such later date, the “Extended Date”), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries, and from and after the Upstream Merger, the Surviving Company and its Subsidiaries, to honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of the Company and its Subsidiaries under their respective certificates of incorporation or bylaws (or any similar organizational documents) and under any indemnification agreements, in each case, in effect on the date hereof (and made available to Parent prior to the date hereof), for the benefit of (x) any of the Company’s or its Subsidiaries’ current or former directors and officers and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time or (y) any person serving or who prior to the Effective Time has served on the board of directors of another Person at the request of the Company or its Subsidiaries, in the case of each of clauses (x) and (y), in each such individual’s capacity as described in such clause (collectively, the “Indemnified Parties”).  For the avoidance of doubt, the Indemnified Parties shall include present and former Company Directors in his or her capacity as such.  In addition, for the period following the Effective Time and until the Extended Date, Parent shall cause the certificates of incorporation, certificates of formation and bylaws and operating agreements, as applicable (and other similar organizational documents) of the Surviving Corporation, the Surviving Company and their respective Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation in favor of the Indemnified Parties (in their capacities as such) for events and Actions to the extent relating to periods at or prior to the Effective Time that are no less advantageous, in the aggregate, to the Indemnified Parties (in their capacities as such) than the corresponding provisions in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company or its applicable Subsidiary, as the case may be, each as in effect on the date hereof, and during period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

(b)            Insurance. Prior to or at the Effective Time, the Company shall obtain and fully pay, or if the Company is unable, Parent shall as of the Effective Time cause to be obtained and fully paid, the premium for, the non-cancellable extension (“D&O Tail”) of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Tail shall (i) cover each individual covered by the D&O Insurance immediately prior to the Effective Time (in each case in his or her applicable covered capacity), (ii) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any acts or omissions prior to, or any claim related to any period of time at or prior to, the Effective Time, (iii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iv) have terms, conditions, retentions and limits of liability that are no less favorable in the aggregate to the intended beneficiaries than the coverage provided under the Company’s existing D&O Insurance, including with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Party by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that, the cost of such D&O Tail shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by the Company for the D&O Insurance; and provided, further, that if the aggregate cost of D&O Tail exceeds such amount, the obligation shall be to obtain a D&O Tail with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.  If the Company or Parent for any reason fails to obtain (or cause to be obtained) such D&O Tail as of the Effective Time, the Surviving Corporation or Surviving Company, as applicable, shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, coverage provided by the D&O Insurance (whether with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance) with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate to the intended beneficiaries than the coverage provided under the Company’s existing D&O Insurance; provided, that, in no event shall the Surviving Corporation or Surviving Company be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the premium amount per annum for the Company’s existing D&O Insurance; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation or the Surviving Company, as applicable, shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c)            Successors.  If Parent, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Parent, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the applicable obligations set forth in this Section 5.11.

(d)            Enforceability.  Each of the covered individuals described in Section 5.11(b)(i) and each Indemnified Party (in each case, in his or her capacity as such) is intended to be a third-party beneficiary of the applicable provisions of this Section 5.11 with full rights of enforcement as if a party hereto.  This Section 5.11 will be irrevocable, and no term of this Section 5.11 may be amended, waived or modified, without the prior written consent of each affected Indemnified Party.  Any amendment, waiver or modification of this Section 5.11 without such consent shall be null and void.  The rights of the Indemnified Parties (and covered individuals described in Section 5.11(b)(i)) (in each case, in his or her capacity as such) under this Section 5.11 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by any corporation or entity whatsoever, or applicable Law (whether at law or in equity).

Section 5.12                          Notification of Certain Matters.  The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to Closing set forth in Article VI would fail to be satisfied and (ii) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by such Party hereunder such that the conditions to Closing set forth in Article VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be; provided, further, that a Party’s good faith failure to comply with this Section 5.12 shall not provide any other Party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 5.13                          Defense of Litigation.  The Company shall promptly (and in any event, within two (2) Business Days) advise Parent, and Parent shall promptly (and in any event, within two (2) Business Days) advise the Company, of any Action commenced or, to the knowledge of such Party, threatened to be commenced, after the date hereof against such Party or any of its directors by any stockholder relating to this Agreement and the transactions contemplated hereby, and shall keep Parent or the Company, as applicable, reasonably informed regarding any such litigation.  The Company shall give Parent the opportunity to consult with the Company regarding, and/or participate in (but not control), the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action, and shall not settle, compromise or enter into any agreement or arrangement, or consent to the entry of, or fail to defend against entry of, any order or judgment, with respect to any such Action without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).  Parent shall give the Company the opportunity to consult with Parent regarding the defense or settlement of any such Action and shall consider the Company’s views with respect to such Action, and shall not settle, compromise or enter into any agreement or arrangement, or consent to the entry of, or fail to defend against entry of, any order or judgment, with respect to any such Action without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, that, such prior written consent of the Company shall not be required for, and Parent may enter into, any settlement, compromise, agreement, arrangement, order or judgment of such Action so long as such settlement, compromise, agreement, arrangement, order or judgment does not include an admission of liability or wrongdoing on the part of the Company or any of its directors or officers.

Section 5.14                          State Takeover Laws.  The Company and Parent shall (a) take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by the Transactions Documents, the New Governance Agreement and the Voting Agreement and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated by the Transactions Documents, the New Governance Agreement or the Voting Agreement, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement, other Transaction Document, the New Governance Agreement or the Voting Agreement and otherwise to minimize the effect of such Law on the transactions contemplated by the Transaction Documents, the New Governance Agreement and the Voting Agreement.

Section 5.15                          Stock Exchange Delisting.  Prior to the Closing Date, the Company and Parent shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on their part under applicable Law and the rules and policies of NASDAQ to enable the delisting of the shares of Company Common Stock from NASDAQ and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.16                          Listing.  Parent shall use reasonable best efforts to cause the shares of Parent Common Stock issuable under Article II to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the Closing.

Section 5.17                          Reservation of Parent Common Stock.

(a)            At or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its authorized but unissued shares of Parent Common Stock (i) for the purposes of effecting the conversion of the issued and outstanding shares of Company Common Stock pursuant to Article II, sufficient shares of Parent Common Stock to provide for such conversion and (ii) for the purposes of satisfying the exercise, vesting or settlement of any Company Equity Awards as the same may be adjusted pursuant to Section 2.8, sufficient Parent Common Shares to provide for such exercise, vesting or settlement.

(b)            The Company hereby irrevocably waives its preemptive rights under the Assigned Governance Agreement with respect to the Merger Consideration and Parent Common Shares to be issued pursuant to Section 2.8 or otherwise pursuant to the terms of the Transaction Documents.  In the event of any Additional Issuance (as defined in the Assigned Governance Agreement), other than pursuant to the terms of the Transaction Documents, Parent shall deliver written notice to the Company in accordance with the terms of the Assigned Governance Agreement; provided, that, the time period for delivery of the written notice of election by the Company set forth in Section 3.01 of the Assigned Governance Agreement with respect to each notice of Additional Issuance shall not be deemed to commence until the date of termination of this Agreement in accordance with Section 7.1.  In no event shall the Company be able to exercise its preemptive rights granted under the Assigned Governance Agreement prior to the termination of this Agreement.

Section 5.18                          Obligations of Merger Sub and Merger LLC.  Parent shall take all actions necessary to cause Merger Sub and Merger LLC to (i) perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, including the adoption of this Agreement by Merger LLC as the sole stockholder of Merger Sub, and (ii) consummate the Upstream Merger in accordance with Section 267 of the DGCL and Section 18-209(i) of the LLC Act immediately following the Effective Time.  Merger LLC has taken or will take all action as is necessary or advisable to authorize the Upstream Merger in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the LLC Act, and such authorization is and shall be the only authorization necessary to authorize the Upstream Merger.

Section 5.19                          Parent Board of Directors.

(a)            The Company shall use reasonable best efforts to cause each Company Director serving on the Parent Board immediately prior to the Closing to deliver a letter of resignation to the Parent Board at or prior to the Effective Time, in each case, effective as of and subject to the Effective Time.

(b)            Parent shall cause, effective as of the Effective Time, the restricted stock units denominated in shares of Parent Common Stock and held by each Company Director that delivers a resignation letter pursuant to Section 5.19(a) to be fully vested and settled as soon as practicable thereafter in shares of Parent Common Stock.

Section 5.20                          Waiver of Conflicts Regarding Representation.

(a)            The Parties agree that, notwithstanding any current or prior representation of (1) the Company (which, for the avoidance of doubt, excludes the Surviving Corporation and the Surviving Company) or any of its Subsidiaries, or any and all of their respective predecessors and successors, (2) officers or directors of the Company as of immediately prior to the Effective Time, (3) former Common Stock Directors of the Company, (4) the Malone Group or (5) any Covered Person (collectively, the “Represented Persons”, which, for the avoidance of doubt, excludes Diller) or any of their respective Affiliates by Baker Botts, Potter Anderson, Sherman or Skadden, each of Baker Botts, Potter Anderson, Sherman and Skadden will be allowed to represent any of the Represented Persons or any of their respective Affiliates in any matters or disputes that, directly or indirectly, arise out of or relate to (x) the Transaction Documents or any of the transactions and matters contemplated hereby or thereby (including the transactions contemplated by the New Governance Agreement and the Voting Agreement), (y) any other of the Collective Agreements or the transactions and matters contemplated thereby, or (z) the Split-Off (any such matter or dispute, a “Post-Closing Representation”).  Parent does hereby, and agrees to cause its controlled Affiliates (and agrees to use its reasonable best efforts to cause its other Affiliates) to, (i) agree that Baker Botts, Potter Anderson, Sherman and Skadden may each represent (and none of Parent or any of its Affiliates or Representatives will seek to disqualify or otherwise prevent Baker Botts, Potter Anderson, Sherman or Skadden from representing) any of the Represented Persons or such Affiliates in connection with a Post-Closing Representation and (ii) waive any claim they have or may have that Baker Botts, Potter Anderson, Sherman or Skadden has a conflict of interest or is otherwise prohibited from engaging in a Post-Closing Representation, even if, in any case, the interests of the Represented Persons or such Affiliates may be directly adverse to Parent or its Affiliates and even though Baker Botts, Potter Anderson, Sherman or Skadden may have represented the Represented Persons or such Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for any of the Represented Persons or such Affiliates.

(b)            Parent acknowledges and agrees, on behalf of itself and its Affiliates, that (i) all Protected Information and all Privileged Information (and, in each case, all rights and privileges related thereto) shall, subject to the terms of this Section 5.20, be excluded from the assets possessed by the Company and its Subsidiaries at and after the Effective Time and shall be controlled and solely owned by Qurate on behalf of all Represented Persons for all purposes of this Section 5.20 and Section 1 of the Qurate Side Letter, and shall not pass to or be claimed by the Surviving Company, Surviving Corporation, Parent or its Affiliates, and (ii) notwithstanding Section 5.5 above, neither the Company nor any of its Affiliates or Representatives shall be obligated to provide Parent or any of its Affiliates, or any of their respective Representatives, with access to any Protected Information or any Privileged Information, in each case, other than as provided in Section 5.20(c) below.

(c)            To the extent access to (x) some of the Protected Information (other than Privileged Information) described in clause (x), (y) or (z) of the definition thereof is reasonably necessary (upon the advice of Parent’s external legal counsel acting reasonably) or (y) some of the Protected Information described in clause (x), (y) or (z) of the definition thereof that constitutes Privileged Information is reasonably necessary, in either case, for or in furtherance of Parent’s or its applicable Affiliates’ (i) defense against (or prosecution of) any Action brought by or against (as applicable) any third Person (which for the avoidance of doubt shall exclude the Represented Persons and their Affiliates), (ii) only as to Protected Information that is not Privileged Information, defense against (which may include bringing counterclaims) any Action brought by any Represented Persons or any of their Affiliates (for the avoidance of doubt, in the case of clauses (i) and (ii), including in connection with Parent’s or its Subsidiaries’ obligations under Section 5.11(a) and (b)) or (iii) compliance with reporting, filing or other legal or regulatory requirements imposed on Parent or such Affiliates by a Governmental Authority having jurisdiction over Parent or such Affiliates with respect to such matters, including for the avoidance of doubt through a discovery process in which the applicable Governmental Authority requires production of such Protected Information (each of clause (i), (ii) or (iii) a “Permitted Parent Access Circumstance”), Parent or such Affiliates, as applicable, shall be permitted by Qurate (who, as described in Section 5.20(b) shall, subject to the terms of this Section 5.20, have sole ownership and control of all Protected Information and all Privileged Information (and, in each case, all rights and privileges related thereto) on behalf of all Represented Persons for all purposes of this Section 5.20 and Section 1 of the Qurate Side Letter) access solely to such reasonably necessary portion of the Protected Information (“Necessary Information”); provided, that, with respect to any such Necessary Information that also constitutes Privileged Information, (1) with respect to any Permitted Parent Access Circumstance described in clause (i) or (iii) above, such Privileged Information will only be made available to Parent or its applicable Affiliates if Parent agrees not to (and does not), and agrees to use reasonable best efforts to cause its Affiliates and Representatives not to (and they do not), disclose or use, or allow to be disclosed or used, any such Privileged Information for any purpose, whatsoever, other than the applicable Permitted Parent Access Circumstance described in clause (i) or (iii) above, and (2) under no circumstances will access to such Privileged Information be deemed reasonably necessary in connection with a Permitted Parent Access Circumstance described in clause (ii) above.  To the extent any Privileged Information may be accessed pursuant to this Section 5.20(c), Parent and Qurate shall use reasonable best efforts and cooperate with each other to enter into customary and reasonable joint defense, confidentiality, or similar arrangements that, to the extent reasonably practicable, will preserve and protect the privileged nature of such Privileged Information from being waived or impaired.

(d)            For the avoidance of doubt, except as expressly provided in Section 5.20(c), none of Parent, the Surviving Corporation, the Surviving Company or their respective Affiliates will have any rights or access to any Protected Information or any Privileged Information, wherever maintained. Further, notwithstanding Section 5.20(c), none of Parent, the Surviving Corporation, the Surviving Company or their respective Affiliates will have any rights or access to any Privileged Information in the files of Baker Botts, Potter Anderson, Sherman or Skadden (for clarity, this sentence does not impact any rights or access to any such Privileged Information other than in the files of such law firms (even if also in the files of such law firms)).

(e)            This Section 5.20 shall not apply to any information properly obtained by Parent or its Affiliates or their respective Representatives other than pursuant to Section 5.20(c) and without any breach of this Agreement or any confidentiality agreement. Further, nothing contained in this Section 5.20 is intended to, and this Section 5.20 shall not in any respect, limit or expand the rights and obligations of the parties pursuant to Section 5.3 hereof or the terms of the Tax Sharing Agreement, the Reorganization Agreement or Section 3(a)(v) or Section 6 of the Qurate Side Letter.  For the avoidance of doubt, to the extent a Governmental Authority with jurisdiction over a relevant proceeding determines (notwithstanding the express intent of the parties set forth in this Section 5.20) to grant access to, or use of, any Protected Information (including Privileged Information) to which Parent or its applicable Affiliates would not otherwise have the right to access or use pursuant to Section 5.20(c), such access or use will be limited to that which has been mandated or determined by such Governmental Authority and will not serve as a basis to restrict or limit any other rights or protections specified herein.

(f)            This Section 5.20 will be irrevocable, and no term of this Section 5.20 may be amended, waived or modified in respect of any Protected Information or any Privileged Information without the prior written consent of Qurate, on behalf of the Represented Persons. Any such amendment, waiver or modification of this Section 5.20 as to which no such consent is obtained shall be null and void.  This Section 5.20 is for the benefit of the applicable Represented Persons and their respective Affiliates, each of which is an intended third-party beneficiary of this Section 5.20 and will be entitled to enforce this Section 5.20 against the Parties hereto in such capacity.

(g)            For all purposes of this Section 5.20 and Section 1 of the Qurate Side Letter, (i) references to Affiliates of Parent shall include the Surviving Corporation following the Effective Time and the Surviving Company following the Upstream Effective Time, and (ii) references to Affiliates of the Malone Group shall include The Tracy M. Amonette Trust A (also known as The Tracy L. Neal Trust A) and The Evan D. Malone Trust A.

Section 5.21                          Vitalize Employee Benefits.

(a)            For the period commencing at the Effective Time and ending on the six (6)-month anniversary of the date on which the Effective Time occurs, Parent shall provide (or cause to be provided) to each Company Employee who is employed with Liberty Protein, Inc. or any of its Subsidiaries as of immediately prior to the Effective Time (each, a “Continuing Vitalize Employee”) (i) an annual rate of salary, wages and/or commissions that is no less favorable than the annual rate of salary, wages and/or commissions provided to (A) such Continuing Vitalize Employee as of immediately prior to the Effective Time or (B) similarly situated employees of Parent and its Subsidiaries, excluding Company Employees, (ii) incentive compensation opportunities (including annual incentives, but excluding equity-based incentives) and employee benefits (other than severance) that are substantially comparable in the aggregate to the incentive compensation opportunities (including annual incentives, but excluding equity-based incentives) and employee benefits (other than severance) provided to (A) such Continuing Vitalize Employee during applicable periods prior to the Effective Time or (B) similarly situated employees of Parent and its Subsidiaries, excluding Company Employees, and (iii) severance protections and benefits no less favorable than the severance protections and benefits provided to (A) such Continuing Vitalize Employee as of immediately prior to the Effective Time or (B) similarly situated employees of Parent and its Subsidiaries, excluding Company Employees, in the case of each of clauses (i) through (iii), as determined by Parent in its sole discretion.

(b)            With respect to any health or welfare plan maintained by Parent or its Affiliates in which any Continuing Vitalize Employee is eligible to participate at or after the Effective Time, Parent shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its Affiliates (including the Surviving Corporation or Surviving Company, as applicable) and their respective Third Party insurance providers to, (i) waive preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of such Continuing Vitalize Employee (and his or her eligible dependents) to the extent such requirements were waived or satisfied under the comparable Company Plans and (ii) for any group health plan, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Vitalize Employee (and his or her eligible dependents) during the plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations.  In addition, as of the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation or Surviving Company, as applicable) to, provide each Continuing Vitalize Employee full credit for periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company) for purposes of eligibility, vesting, accruals and determination of level of benefits under any employee benefit or compensation plan or arrangement maintained by Parent or any of its Affiliates (including the Surviving Corporation or Surviving Company, as applicable) that such Continuing Vitalize Employee may be eligible to participate in after the Effective Time for such Continuing Vitalize Employee’s service with the Company or any of its Affiliates, to the same extent that such service was credited for purposes of any comparable Company Plan immediately prior to the Effective Time.  Notwithstanding the foregoing, nothing in this Section 5.21(b) shall be construed to require crediting of service that would result in (A) duplication of benefits, (B) service credit for benefit accruals under a defined benefit pension plan or (C) service credit under a newly established plan for which prior service is not taken into account for employees of Parent generally.

(c)            Without limiting the generality of Section 8.3, the provisions of this Section 5.21 are solely for the benefit of the Parties to this Agreement, and no current or former Company Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 5.21.  No provision of this Section 5.21 shall be construed as a limitation on the right of Parent to amend or terminate any specific employee benefit plan that Parent would otherwise have under the terms of such employee benefit plan, nor shall any provision of this Section 5.21 be construed to require the continuation of the employment of any particular Continuing Vitalize Employee.  Nothing herein shall be deemed to establish, amend or modify any Company Plan, Parent Plan or other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Merger Sub, Merger LLC, the Company or any of their respective Affiliates.

(d)            If, at least thirty (30) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its Qualified Plans, the Company shall terminate any and all Qualified Plans effective as of immediately prior to the Effective Time.  In the event that Parent requests that such Qualified Plans be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such Qualified Plans have been terminated pursuant to resolution of the Company’s Board of Directors at least two (2) Business Days prior to the day on which the Effective Time occurs; provided that prior to terminating the Company’s Qualified Plans, the Company shall provide Parent with the form and substance of any applicable resolutions for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 5.22                          Financing Matters.

(a)            At the request of Parent (which shall be made at least ten (10) Business Days prior to the Closing Date), the Company shall (or shall cause its applicable Subsidiary to) (A) deliver notices of prepayment (which may be delivered at Parent’s request in advance of the Closing Date so long as they are contingent upon the occurrence of the Closing) in respect of any Indebtedness of the Company or any of its Subsidiaries (other than the Exchangeable Debentures) within the time periods reasonably requested by Parent and take such other actions reasonably requested by Parent to facilitate the prepayment of all amounts outstanding in respect of such Indebtedness on or following the Closing Date (it being understood and agreed that any prepayment shall be contingent upon the occurrence of the Closing and, notwithstanding anything in this Section 5.22(a) to the contrary, no actions shall be required which would obligate the Company or its Subsidiaries to complete such prepayment prior to the occurrence of the Closing) and (B) use reasonable best efforts to arrange for customary payoff letters, terminations of commitments, lien terminations, releases and instruments and acknowledgements of discharge, in each case in respect of such Indebtedness to be delivered to Parent on or prior to the Closing Date (it being understood and agreed that reasonable best efforts will be used to deliver drafts of such documents to Parent no later than five (5) Business Days prior to the Closing Date).

(b)            The Company shall use its reasonable best efforts to take such actions as may be required by Article IX of the Exchangeable Debentures Indenture in connection with the Combination, including the preparation of, and the execution and delivery of, a supplemental indenture, officers’ certificate and legal opinion in accordance with such Article IX; provided that Parent shall use reasonable best efforts to cause Merger LLC (i) to execute and deliver a supplemental indenture relating to the Upstream Merger to the extent required in accordance with such Article IX and (ii) to deliver any other documentation that may be reasonably required by the trustee under the Exchangeable Debentures Indenture in order to comply with (A) applicable “know your customer” and anti-money laundering rules and regulations relating to Merger LLC’s execution and delivery of such supplemental indenture and (B) the Exchangeable Debentures Indenture (as it relates to Merger LLC’s execution and delivery of such supplemental indenture).  The Company shall provide Parent and its counsel reasonable opportunity to review and comment on such documents and respond in good faith to the reasonable comments of Parent or its counsel with respect thereto.  The Company shall use its reasonable best efforts to cause the trustee under the Exchangeable Debentures Indenture to execute any such applicable documents described in this Section 5.22(b), subject to the proviso in the first sentence of this Section 5.22(b).  From and after the date hereof, the Company shall continue to comply with the terms of the Exchangeable Debentures Indenture and the Exchangeable Debentures until the Effective Time.

(c)            At the request of Parent delivered no later than ten (10) Business Days prior to the Closing Date (but only at such request), the Company shall (A) execute and deliver a notice of redemption for all of the outstanding Exchangeable Debentures pursuant to the Exchangeable Debentures Indenture and the Exchangeable Debentures (which notice shall be delivered no earlier than the Closing Date and shall be contingent upon the occurrence of the Closing) and (B) take such other actions at or prior to the Effective Time reasonably requested by Parent to facilitate the redemption and/or satisfaction and discharge of the Exchangeable Debentures pursuant to the Exchangeable Debentures Indenture and the Exchangeable Debentures following the Closing, including, as applicable, the preparation, execution and delivery at the times set forth in such request or provided in the Exchangeable Debentures Indenture and the Exchangeable Debentures, as applicable, such agreements, legal opinions, officers’ certificates, notices or other documents required in connection therewith to be executed and delivered on the Closing Date. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on such documents and respond in good faith to the reasonable comments of Parent or its counsel with respect thereto. The Company shall use reasonable best efforts to cause the trustee under the Exchangeable Debentures Indenture to execute any such applicable documents described in this Section 5.22(c). The effectiveness of such redemption and/or satisfaction and discharge shall be expressly conditioned on (and shall not occur prior to) the occurrence of the Closing using funds provided by Parent for such purpose.

Section 5.23                          Errors and Omissions Insurance.  At the written request and expense of Parent, to the extent available the Company shall obtain a single premium tail coverage policy (with a length of term as set forth in Parent’s written request), which shall be effective at the Effective Time, with respect to the Company’s current errors and omissions insurance policies, including cybersecurity coverage, relating to Personal Data in the possession of Vitalize that provides coverage for events occurring prior to the Effective Time (the “Errors and Omissions Insurance”) with a one-time cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement for the Errors and Omissions Insurance.

Section 5.24                          New Governance Agreement.  Parent shall not amend the New Governance Agreement prior to the Effective Time without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed so long as such amendment would not reasonably be expected to affect the ability of the Parties to consummate the transactions contemplated by the Transaction Documents).

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1                          Conditions Precedent to the Obligations of Each Party.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, or waiver in writing by each of the Parties hereto, at or prior to the Closing, of the following conditions:

(a)            Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)            Competition Law Approvals.  Any authorization or consent from a Governmental Authority required to be obtained with respect to the transactions contemplated by the Transaction Documents under any Competition Law identified on Section 6.1(b) of the Parent Disclosure Letter shall have been obtained and shall remain in full force and effect.

(c)            No Injunction or Restraints.  No Order or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prevents, prohibits, renders illegal or enjoins the consummation of the Combination or any of the other transactions contemplated by any of the Transaction Documents.

(d)            Registration Statement.  The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC and not rescinded.

(e)            Listing.  The shares of Parent Common Stock issuable to the Company Stockholders in connection with the Merger as provided in Article II shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(f)            Combination.  Assuming the completion of the Merger, there are no conditions that have not been satisfied with the respect to the consummation of the Upstream Merger.

(g)            Split-Off Closing Tax Opinion.  The Company shall have received the opinion of Skadden (or such other counsel reasonably acceptable to the Company and Parent) (“Company Split-Off Tax Counsel”), addressed to the Company and dated the Closing Date, in form and substance reasonably satisfactory to the Company and Parent (it being agreed and understood that an opinion substantially in the form attached hereto as Exhibit J (except for the replacement of bracketed text with accurate dates and names) would be reasonably satisfactory, in all respects, to the Company and Parent), to the effect that, based upon the Closing Split-Off Tax Opinion Representations and any other facts, representations and assumptions set forth or referred to in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, for U.S. federal income tax purposes, assuming that the Split-Off otherwise qualified as a tax-free distribution under Sections 355 and 361 of the Code to Qurate and the holders of Liberty Ventures Common Stock that received Company Common Stock in the Split-Off (except with respect to any cash received in lieu of fractional shares), the transactions contemplated by this Agreement will not cause the Split-Off to fail to qualify as a tax-free distribution under Sections 355 and 361 of the Code to Qurate and the holders of Liberty Ventures Common Stock that received Company Common Stock in the Split-Off (except with respect to any cash received in lieu of fractional shares).

Section 6.2                          Conditions Precedent to the Obligations of Parent, Merger Sub and Merger LLC.  The obligations of Parent, Merger Sub and Merger LLC to effect the Combination shall be subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing of the following conditions:

(a)            Representations and Warranties.

(i)          The representations and warranties of the Company contained in Sections 3.1 (Organization; Standing and Power), 3.2(a), 3.2(b), 3.2(c), 3.2(d) and 3.2(e) (Capitalization), 3.3 (Subsidiaries), 3.4 (Authorization), 3.8(a) (Absence of Certain Changes), 3.21 (Anti-takeover Statutes), 3.22 (Ownership in Parent) and 3.23 (Brokers and Other Advisors) shall be true and correct in all respects (other than in the case of the representations and warranties in the first sentence of clause (b) of Section 3.2 which shall be true and correct other than in de minimis respects, and clause (c) of Section 3.3 which shall be true and correct in all material respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii)          The other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date), and, in the case of this clause (ii), interpreted without giving effect to any materiality qualifications contained therein, except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent the consummation of the transactions contemplated by any of the Transaction Documents.

(b)            Performance of Obligations of the Company.  The Company shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)            Officer’s Certificate.  Parent, Merger Sub and Merger LLC shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b).

(d)            Reorganization Tax Opinion.  Parent shall have received the opinion of Wachtell (or such other counsel reasonably acceptable to Parent) (“Parent Tax Counsel”), addressed to Parent and dated the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that, based upon the Reorganization Tax Opinion Representations and any other facts, representations and assumptions set forth or referred to in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, for U.S. federal income tax purposes, the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  The condition set forth in this Section 6.2(d) shall not be waivable after the effective date of the Registration Statement.

(e)            The BD Exchange.  Each of the conditions to the consummation of the BD Exchange set forth in Sections 7(a), 7(b), 8 and 9 of the Diller Exchange Agreement has been satisfied or (to the extent permitted thereby) waived, and the BD Exchange shall have been consummated in accordance with the terms of the Diller Exchange Agreement, provided, however, that if the sole cause of the failure of such closing to have occurred is the failure, for a period of at least three (3) Business Days after such closing otherwise would have occurred pursuant to the terms of the Diller Exchange Agreement, of Diller to so close, and on each Business Day during such three (3) Business Day period, the Company has delivered a written notice to each of Parent and Diller that the Company stands ready, willing and able to cause the closing of the BD Exchange to occur on such date then no such consummation of the BD Exchange shall be required.

Section 6.3                          Conditions Precedent to the Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of the following conditions:

(a)            Representations and Warranties.

(i)          The representations and warranties of Parent, Merger Sub and Merger LLC contained in Sections 4.1 (Organization; Standing and Power), 4.2 (Capitalization), 4.3 (Authorization), 4.10 (Brokers and Other Advisors) and 4.13 (Ownership of Company Common Stock) shall be true and correct in all respects (other than in the case of the representations and warranties in the first sentence of clause (b), clause (c) and clause (d) of Section 4.2, each of which shall be true and correct other than in de minimis respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii)          The representations and warranties of Parent, Merger Sub and Merger LLC contained in Sections 4.4 (Consents and Approvals; No Violations) and 4.9 (Tax Matters) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), and, in the case of this clause (ii), interpreted without giving effect to any materiality qualifications contained therein, except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries, taken as a whole, or prevent the consummation of the transactions contemplated by any of the Transaction Documents.

(iii)          The other representations and warranties of Parent, Merger Sub and Merger LLC contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), and, in the case of this clause (iii), interpreted without giving effect to any materiality qualifications contained therein, except where all failures of such representations and warranties referred to in this clause (iii) to be true and correct have not prevented, and would not reasonably be expected to, individually or in the aggregate, prevent the consummation of the transactions contemplated by any of the Transaction Documents.

(b)            Performance of Obligations of Parent, Merger Sub and Merger LLC.  Each of Parent, Merger Sub and Merger LLC shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)            Officer’s Certificate.  The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b).

(d)            Reorganization Tax Opinion.  The Company shall have received the opinion of Baker Botts (or such other counsel reasonably acceptable to the Company) (“Company Reorganization Tax Counsel”), addressed to the Company and dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that, based upon the Reorganization Tax Opinion Representations and any other facts, representations and assumptions set forth or referred to in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, for U.S. federal income tax purposes, the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  The condition set forth in this Section 6.3(d) shall not be waivable after the effective date of the Registration Statement.

ARTICLE VII

TERMINATION

Section 7.1                          Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, as authorized by the Company Board or Parent Board, as applicable, as follows:

(a)            by mutual written consent of each of Parent (upon the approval of the Independent Committee), Merger Sub, Merger LLC and the Company;

(b)            by either the Company or Parent if:

(i)          the Merger has not been consummated on or before October 15, 2019 (the “Drop Dead Date”); provided, that, the Drop Dead Date may be extended for a period of three (3) months by either Parent or the Company, by written notice to the other Party, if the Merger shall not have been consummated as of October 15, 2019 as a result of any of the conditions set forth in Section 6.1(b), (c) (in the case of Section 6.1(c), to the extent relating to a Competition Law) or (d) failing to have been satisfied (and in the case of Section 6.1(d), such condition failing to have been satisfied in a sufficient amount of time for the Company Stockholders Meeting to have been held at least five (5) Business Days before the Drop Dead Date) but each of the other conditions set forth in Article VI has been satisfied or waived (or would be satisfied if the Merger were to occur on such date); provided, further, that, to the extent one or more Government Shutdowns affect the ability of the Parties to satisfy any of the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.2(b), 6.2(c) (to the extent arising in relation to Section 6.2(b)), 6.3(b) or 6.3(c) (to the extent arising in relation to Section 6.3(b)) prior to the Drop Dead Date including any extension thereto (including due to a delay in the ability to make any applicable filings or in the review thereof by any Governmental Authority), for each calendar day (without duplication) such Government Shutdowns had been in effect and had such effect, the Drop Dead Date shall be extended by one calendar day, but in no event shall the Drop Dead Date be so extended beyond April 15, 2020; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to the Party seeking to terminate this Agreement if such Party’s (in case of Parent, including Merger Sub or Merger LLC) material breach of this Agreement has been the cause of the failure of the Effective Time to occur on or before the Drop Dead Date;

(ii)          any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, the Upstream Merger or the other transactions contemplated by the Transaction Documents and such Order or other action is, or shall have become, final and non-appealable; provided, that, the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if a material breach by such Party of its obligations under Section 5.6 has been the cause of the issuance of such Order or other action; or

(iii)          the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting, or at any adjournment or postponement thereof, at which a vote on the adoption of this Agreement was taken (the date on which such vote was taken, the “Vote Date”).

(c)            by the Company:

(i)            provided that the Company is not then in material breach of any of its obligations under this Agreement, if (A) a breach of any representation or warranty or (B) failure to perform any covenant or agreement, in either case, on the part of Parent, Merger Sub or Merger LLC set forth in this Agreement shall have occurred such that any condition set forth in Section 6.3(a) or Section 6.3(b) is not reasonably capable of being satisfied while such breach is continuing and such breach or failure is incapable of being cured by the Drop Dead Date or shall not have been cured by the earlier of the Drop Dead Date or the forty-fifth (45th) day after written notice thereof shall have been received by Parent; or

(d)            by Parent:

(i)            prior to receipt of the Company Stockholder Approval, if (i) the Company shall have made a Company Adverse Recommendation Change or (ii) the Company shall have materially breached or failed to perform any of its obligations set forth in Section 5.3; or

(ii)            provided that none of Parent, Merger Sub or Merger LLC is then in material breach of any of its obligations under this Agreement, if (A) a breach of any representation or warranty or (B) a failure to perform any covenant or agreement, in either case, on the part of the Company set forth in this Agreement (other than a breach or failure to perform contemplated by Section 7.1(d)(i)(B)) shall have occurred such that any condition set forth in Section 6.2(a) or Section 6.2(b) is not reasonably capable of being satisfied while such breach is continuing and such breach or failure is incapable of being cured by the Drop Dead Date or shall not have been cured by the earlier of the Drop Dead Date or the forty-fifth (45th) day after written notice thereof shall have been received by the Company.

Section 7.2                          Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1 hereof (other than pursuant to Section 7.1(a)), written notice thereof shall be given to Parent, in the case of termination by the Company, or to the Company, in the case of termination by Parent, specifying the provisions hereof pursuant to which such termination is made and the basis therefor, and this Agreement shall forthwith become null and void and of no effect and the obligations of the Parties under this Agreement shall terminate, without Liability of any Party (or any stockholder, director, officer, employee, agent, consultant or Representative of such Party) to the other Parties hereto; provided, that, no termination of this Agreement pursuant to Section 7.1 shall relieve any Party from any liability or damages resulting from (a) fraud or (b) willful material breach by such Party of its covenants or agreements prior to such termination, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment; provided, further, that the obligations set forth in Section 5.5(d) (Information and Access), Section 5.10 (Expenses), Section 5.17(b) (Reservation of Parent Common Stock), this Section 7.2 and Section 7.3 (Payments), as well as Article VIII (Miscellaneous), and the definitions of all defined terms appearing in such Sections or Article shall survive any termination of this Agreement.  The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor, and, in all events, the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in accordance with Section 8.13.  No termination of this Agreement shall affect the rights and obligations of the Parties under the Confidentiality Agreement or (to the extent such Party is a party thereto) under any Collective Agreement (other than this Agreement), all of which rights and obligations, to the extent not theretofore terminated or extinguished, shall survive termination of this Agreement in accordance with the terms of such applicable agreement or instrument.  For purposes of this Agreement, “willful material breach” means a material breach of a party’s covenants and agreements that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such action would be a material breach of such party’s covenants or agreements (provided, that, the knowledge of any officer, director and/or employee of such party who would reasonably be expected to know, or after reasonable due inquiry would learn, in the ordinary course of the performance of such individual’s responsibilities as an officer, director and/or employee, that the taking of such act or failure to take such action would be a material breach of such party’s covenants and agreements will be imputed to such party).

Section 7.3                          Payments.

(a)            In the event that, prior to the Vote Date, (i) Parent terminates this Agreement pursuant to Section 7.1(d)(i)(A) or (ii) Parent terminates this Agreement pursuant to Section 7.1(d)(i)(B), then the Company shall pay Parent, within two (2) Business Days of the date of such termination, a one-time fee equal to $72,000,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent.

(b)            In the event that (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), or by Parent pursuant to Section 7.1(d)(ii)(B), and (ii) (A) at any time after the date of this Agreement and prior to such termination (or, in the case of a termination pursuant to Section 7.1(b)(iii), prior to the Vote Date), an Alternative Company Transaction Proposal shall have been publicly announced or publicly made known to the Company Stockholders (or, in the case of a termination pursuant to Section 7.1(b)(i) or Section 7.1(d)(ii)(B), made known to the Company Board) and not withdrawn (or, in the case of any Alternative Company Transaction Proposal that has been publicly announced or publicly made known, not publicly withdrawn), and (B) (x) within six (6) months after such termination, the Company (or any Subsidiary of the Company) shall have entered into a definitive agreement with respect to any Alternative Company Transaction Proposal (regardless if consummated during or subsequent to such six (6) month period) or shall have consummated any Alternative Company Transaction, or (y) within twelve (12) months after such termination, the Company (or any Subsidiary of the Company) shall have entered into a definitive agreement with respect to any Alternative Company Transaction Proposal involving the Person or Group (or any Affiliates of the foregoing) that made the Alternative Company Transaction Proposal referred to in clause (ii)(A) of this Section 7.3(b) (regardless if consummated during or subsequent to such twelve (12) month period) or shall have consummated such an Alternative Company Transaction, then, in any such event, the Company shall pay or cause to be paid to Parent the Company Termination Fee by wire transfer (to an account designated by Parent) of immediately available funds at or prior to the earlier of the entry into such definitive agreement or the consummation of such Alternative Company Transaction.

(c)            Subject to Section 7.2 and Parent’s right to specific performance set forth in Section 8.13, (i) Parent’s right to receive payment of the Company Termination Fee pursuant to Section 7.3(a) shall be Parent, Merger Sub and Merger LLC’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company, any of its Subsidiaries, or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, stockholder, member, manager, director, officer, employee, agent, Affiliate, assignee or Representative of the Company or its Subsidiaries (any such Person, other than the Company and its Subsidiaries, a “Company Recourse Related Party”) for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated (other than any such failure with respect to which no Company Termination Fee is payable), and (ii) upon payment of the Company Termination Fee in a circumstance with respect to which the Company Termination Fee is payable pursuant to the terms hereof, neither Parent, Merger Sub nor Merger LLC shall have any rights or claims against the Company or its Subsidiaries under this Agreement, whether at law or equity, in contract, in tort or otherwise, and the Company shall have no further Liability to Parent or any of its Subsidiaries with respect to this Agreement or the transactions contemplated hereby (and, in such case, in no event will Parent or any of its Subsidiaries have any rights or claims against any Company Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement).

(d)            Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay the Company Termination Fee pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of the Company Termination Fee set forth in this Section 7.3 the Company shall pay Parent its costs and expenses in connection with such suit (including reasonable attorneys’ fees) together with interest on such amount at an annual rate equal to the prime rate established in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                          Effectiveness of Representations, Warranties and Agreements.  Except as set forth in the next sentence, the respective representations, warranties and agreements of the Parties contained herein or in any certificate delivered pursuant hereto prior to or at the Closing will terminate at the Effective Time.  The terms of Article I, Section 5.11, Section 5.20, Section 5.21 and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed, in whole or in part, after the Effective Time, shall survive the consummation of the Merger.  For the avoidance of doubt, it is agreed and acknowledged by each of the Parties that the statements and representations set forth in the Signing Split-Off Tax Opinion Representation Letters, the Closing Split-Off Tax Opinion Representation Letters, the Company Reorganization Tax Opinion Representation Letter and the Parent Reorganization Tax Opinion Representation Letter are made solely to Company Split-Off Tax Counsel, Company Reorganization Tax Counsel and Parent Tax Counsel, as applicable, and are not intended to and shall not confer upon any of the Parties or any other Person any rights or remedies (including serving as the basis of a claim for, or a defense against, any Action by any Party or other Person).

Section 8.2                          Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice); provided, that, should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:

if to Parent, Merger Sub or Merger LLC, to:

Expedia Group, Inc.
333 108th Ave NE
Bellevue, WA 98004
Facsimile:	Separately provided
Attention:	Chief Legal Officer
Email:	Separately provided

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile:	(212) 403-2000
Attention:	Andrew J. Nussbaum
Edward J. Lee
Email:	AJNussbaum@wlrk.com
EJLee@wlrk.com

if to the Company, to:

Liberty Expedia Holdings, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Facsimile:	Separately provided
Attention:	Chief Legal Officer
Email:	Separately provided

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Facsimile:	(212) 259-2500
Attention:	Renee L. Wilm
Frederick H. McGrath
Email:	renee.wilm@bakerbotts.com
frederick.mcgrath@bakerbotts.com

Section 8.3                          Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) and the other Transaction Documents, and the Voting Agreement and the New Governance Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral (except the Confidentiality Agreement and, as applicable, the Collective Agreements), among the parties with respect to the subject matter hereof and neither Party is relying on any other oral or written representation, agreement or understanding and no Party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement, in each case other than as set forth in this Agreement.  This Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies except (a) for the provisions of Article II (which upon the Effective Time are intended to benefit the Company Stockholders and the holders of Company Equity Awards) and (b) as provided in Section 5.11 and Section 5.20.

Section 8.4                          Assignment.                          Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties hereto without the prior written consent of the other Parties, provided, that, without the consent of any other party hereto, Qurate may assign all of its rights and obligations (in full, and together, not in part or separately) under Section 5.20 (other than Section 5.20(a)) and Section 1 of the Qurate Side Letter to any other Covered Person (who, at the time of such assignment is a publicly traded company on NASDAQ or the New York Stock Exchange with a market capitalization of at least $2,000,000,000) and that irrevocably agrees to expressly assume all such rights and obligations (including in respect of any breaches of such obligations by Qurate prior to such assignment) in a signed instrument for the benefit of Parent and the Company (which must be delivered to Parent and the Company at least five (5) Business Days in advance of the effective date of any such assignment), in which such assignee Covered Person and Qurate each represent and warrant (without qualification or limitation) to Parent and the Company that such assignee Covered Person has sole ownership of and control over all Protected Information (to the same degree as Qurate prior to such assignment) on behalf of all Represented Persons for all purposes of Section 5.20 and Section 1 of the Qurate Side Letter and the wherewithal to be legally, financially and practically capable of fulfilling the assumed obligations of Qurate (including in respect of any breaches of such obligations by Qurate prior to such assignment), and following such delivery of such irrevocable written instrument to Parent and the Company by Qurate and such Represented Person, upon the effectiveness of such assignment, Qurate shall be automatically replaced with such Covered Person for all such purposes under Section 5.20 (other than Section 5.20(a)) and Section 1 of the Qurate Side Letter. For the avoidance of doubt, notwithstanding any such assignment, Qurate shall continue to be a Represented Person in its own right under Section 5.20 and a third party beneficiary of Section 5.20 in such capacity.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 8.5                          Amendment and Supplements.  This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the Parties, as may mutually be determined by the Parties (including, in the case of Parent, upon the approval of the Independent Committee) to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties, whether before or after adoption of this Agreement by the Company Stockholders; provided, however, that, after the Company Stockholder Approval or the approval of the adoption of this Agreement by the sole stockholder of Merger Sub has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders or requires approval or adoption by the Parent Stockholders or the sole stockholder of Merger Sub under applicable Law without such requisite approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment and, with respect to Sections 5.11 and 5.20, any other Person whose consent is required to effect such amendment.

Section 8.6                          Headings.  The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7                          Waiver.  No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective (including, in the case of Parent, upon the approval of the Independent Committee).  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party (including, in the case of Parent, upon the approval of the Independent Committee).  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.8                          Counterparts.  This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

Section 8.9                          Applicable Law.  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of Laws.

Section 8.10                          Jurisdiction.  Each of the Parties hereto (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, the Superior Court of the State of Delaware, or, if the subject matter of the action is one over which exclusive jurisdiction is vested in the courts of the United States of America, a federal court sitting in the State of Delaware (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any Action in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts.  All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in the Delaware Courts.  Each of the Parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such Party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such Party at the address specified in Section 8.2 hereof.  Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.  Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

Section 8.11                          Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.11.

Section 8.12                          Joint Participation in Drafting this Agreement.  The Parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one Party and that each Party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder.  Each Party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor any Party against another and that no Party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

Section 8.13                          Enforcement of this Agreement.  The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (without the obligation to post a bond therefor) and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  Notwithstanding anything to the contrary contained herein, any determination by the Parent Board with respect to the enforcement (or non-enforcement) of Parent’s rights hereunder shall be made only with the approval of the Independent Committee.

Section 8.14                          Limited Liability.  Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or Representative of any Party (other than Parent as the sole member of Merger LLC and Merger LLC as the sole stockholder of Merger Sub) will have any Liability for a breach of the covenants, obligations, representations or warranties of the Company or Parent, respectively, hereunder or under any certificate or letter delivered by the Company or Parent, respectively, with respect thereto and, to the fullest extent legally permissible, each Party, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such Liability which any such Person otherwise might have pursuant to applicable Law.

Section 8.15                          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 8.16                          Incorporation of Exhibits.  The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.17                          No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the Parties hereto.  No Party is by virtue of this Agreement authorized as an agent, employee or legal Representative of any other Party.  No Party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other.  No Party shall have any power or authority to bind or commit any other Party.  No Party shall hold itself out as having any authority or relationship in contravention of this Section 8.17.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

EXPEDIA GROUP, INC.

By:	/s/ Mark D. Okerstrom
	Name:	Mark D. Okerstrom
	Title:	President and Chief Executive Officer

LEMS II INC.

By:	/s/ Mark D. Okerstrom
	Name:	Mark D. Okerstrom
	Title:	President and Chief Executive Officer

LEMS I LLC

By:	/s/ Mark D. Okerstrom
	Name:	Mark D. Okerstrom
	Title:	President and Chief Executive Officer

LIBERTY EXPEDIA HOLDINGS, INC.

By:	/s/ Christopher W. Shean
	Name:	Christopher W. Shean
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]